                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a party other than the Registrant / /

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      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                                       U.S. BANCORP
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          (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the
                            Registrant)

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[LOGO]

601 Second Avenue South
Minneapolis, Minnesota 55402-4302

March 16, 2000

To Our Shareholders:

    You are cordially invited to attend the 2000 Annual Meeting of Shareholders of U.S. Bancorp, which will be held at 2:00 p.m., local time, on Wednesday, April 19, 2000, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403. For your convenience, a map showing the location of the Minneapolis Convention Center is provided on the back of the accompanying Proxy Statement. Holders of record of the Company's Common Stock as of February 29, 2000 are entitled to notice of and to vote at the 2000 Annual Meeting.

    In addition to the election of Directors at this year's Annual Meeting, you will be considering a proposal to approve the U.S. Bancorp Executive Incentive Plan, the Company's annual bonus plan for senior executives. This is not a new plan, and the plan is not being amended at this time. Rather, we are submitting the plan for shareholder approval as required by tax regulations so that the Company will not be subject to a limit on the tax deduction available for compensation paid to certain executives. These regulations require the material terms of this plan to be approved by shareholders every five years. Although shareholders approved a plan amendment in 1997, the entire plan was last approved in 1995 and so is being resubmitted this year. Shareholder approval is not required to allow the Company to pay annual bonuses to senior executives, but it is required in order that the Company not be subject to a limit on the amount of any bonuses paid under this plan that can be deducted for tax purposes.

    We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure your representation. Your vote will be confidential, in accordance with the Company's policy on confidential voting. This year, we are again pleased to offer registered shareholders the opportunity to vote in any one of three ways: by calling the toll-free number listed on the enclosed proxy card; by using the Internet, as instructed on the proxy card; or by returning the proxy card in the enclosed postage-paid envelope. Whichever of these methods you choose, the named proxies will vote your shares in accordance with your instructions. If you attend the meeting, you will, of course, be entitled to vote in person. If your shares are held in "street name" with a broker or bank, please follow the voting instructions on the form you receive because the availability of telephone and Internet voting will depend on their voting processes. IF YOU ARE A REGISTERED SHAREHOLDER AND PLAN TO ATTEND THE MEETING, AN ADMISSION TICKET IS PRINTED ON THE LOWER PORTION OF THE ENCLOSED PROXY CARD. PLEASE BRING IT WITH YOU TO THE MEETING. IF YOUR SHARES ARE HELD WITH A BROKER OR BANK, YOU WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE MEETING, AS DESCRIBED UNDER "GENERAL MATTERS--ATTENDING THE ANNUAL MEETING" ON PAGE 2 OF THE PROXY STATEMENT.

    U.S. Bancorp is also pleased to offer shareholders the opportunity to receive future annual reports and proxy materials electronically over the Internet as a convenient and cost-effective alternative to receiving paper copies through the mail. This program is available both to registered shareholders and to shareholders whose stock is held in street name with a broker. You can consent to participate in this program in the future as described under "General Matters--Consent to Electronic Delivery" on page 2 of the Proxy Statement.

Sincerely,

[SIG]

John F. Grundhofer

CHAIRMAN AND CHIEF EXECUTIVE OFFICER

[LOGO]

601 Second Avenue South
Minneapolis, Minnesota 55402-4302

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD WEDNESDAY, APRIL 19, 2000

    The 2000 Annual Meeting of Shareholders of U.S. Bancorp (the "Company") will be held at 2:00 p.m., local time, on Wednesday, April 19, 2000, at the Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403, for the following purposes:

    1.  To elect five persons to the Board of Directors.

    2. To consider and act upon a proposal to approve the U.S. Bancorp Executive Incentive Plan.

    3. To consider and act upon a proposal to ratify the selection by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    4. To transact such other business as may properly come before the meeting, including, if introduced at the meeting, taking action upon the resolution quoted under the heading "Shareholder Proposals--Proposal IV. Annual Election of Directors" in the accompanying Proxy Statement proposing annual election of all Directors and the elimination of the Company's classified Board of Directors.

    Only shareholders of record at the close of business on February 29, 2000 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. A list of such holders will be available for examination by any shareholder for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting at the Company's headquarters, 601 Second Avenue South, Minneapolis, Minnesota.

March 16, 2000                                 By Order of the Board of Directors

                                               /s/ Lee R. Mitau
                                               Lee R. Mitau
                                               SECRETARY

    PLEASE VOTE YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, AS DESCRIBED ON THE ENCLOSED PROXY CARD, OR BY RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

GENERAL MATTERS.............................................    1

  Voting, Execution and Revocation of Proxies...............    1

  Policy on Confidential Voting.............................    2

  Attending the Annual Meeting..............................    2

  Consent to Electronic Delivery............................    2

  Annual Report to Shareholders and Form 10-K...............    3

PROPOSAL I. ELECTION OF DIRECTORS...........................    3

  The Board of Directors....................................    3

  Nominees for Election as Directors........................    3

  Board and Committee Meetings..............................    3

  Retirement Policy and Director Compensation...............    5

  Information Regarding Nominees and Other Continuing
    Directors...............................................    7

PROPOSAL II. APPROVAL OF THE EXECUTIVE INCENTIVE PLAN.......   13

  Reasons for Approval and Vote Required....................   13

  Summary of the Executive Incentive Plan...................   13

PROPOSAL III. SELECTION OF AUDITORS.........................   16

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT......   17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....   18

EXECUTIVE COMPENSATION......................................   19

  Report of the Compensation and Human Resources Committee
    on Executive Compensation...............................   19

  Employment Contracts for the Named Executive Officers.....   23

  Summary Compensation Table................................   24

  Stock Options.............................................   26

  Retirement Plans..........................................   27

  Compensation Committee Interlocks and Insider
    Participation...........................................   29

COMPARATIVE STOCK PERFORMANCE...............................   30

CERTAIN TRANSACTIONS........................................   31

  Stock Repurchases.........................................   31

  Loans to Management.......................................   31

SHAREHOLDER PROPOSALS.......................................   32

  PROPOSAL IV. ANNUAL ELECTION OF DIRECTORS.................   32

OTHER MATTERS...............................................   33

                                GENERAL MATTERS

    This Proxy Statement has been prepared on behalf of the Board of Directors by management of U.S. Bancorp (the "Company") and is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders of the Company to be held on April 19, 2000 and any adjournment or postponement thereof. The term "Old USB" used in this Proxy Statement means the former U.S. Bancorp of Portland, Oregon, prior to its merger with First Bank System, Inc., as the Company was then known, in August 1997 (the "Merger"). All share amounts have been adjusted to reflect the Company's three-for-one stock split in the form of a 200% stock dividend effected in May 1998. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about
March 16, 2000.

    The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies by telephone, special communications or in person, but will receive no special compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the owners of the stock in accordance with the schedule of charges of The New York Stock Exchange, Inc. (the "NYSE"). The Company has engaged Georgeson Shareholder Communications Inc. to assist in proxy solicitation for an estimated fee of $9,500 plus out-of-pocket expenses.

    The Company's principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and its telephone number is
(612) 973-1111.

VOTING, EXECUTION AND REVOCATION OF PROXIES

    Holders of record of the Company's Common Stock as of February 29, 2000 are entitled to vote at the Company's Annual Meeting. As of that date, there were 750,624,900 shares of Common Stock of the Company outstanding. Each share is entitled to one vote. There is no cumulative voting. The telephone and Internet voting procedures available to shareholders are designed to authenticate shareholders' identities, to allow shareholders to give their voting instructions and to confirm that shareholders' instructions have been recorded properly. The Company has been advised by legal counsel that the telephone and Internet voting procedures available to shareholders are consistent with the requirements of applicable law. Shareholders voting through the Internet should understand that there may be associated costs, such as Internet access fees and telephone charges, that must be paid by the shareholder.

    The Company's Bylaws provide that, except as otherwise required by law, the Certificate of Incorporation or the Bylaws, the holders of not less than one-third of the total number of shares of Common Stock entitled to vote at any meeting of shareholders, present in person or represented by proxy, shall constitute a quorum and the act of the majority of such quorum shall be deemed the act of the shareholders. If a proxy card is properly executed and returned in the form enclosed or a proxy is voted by telephone or through the Internet, and the shareholder has explicitly abstained from voting on any matter (or, in the case of the election of Directors, has withheld authority to vote with respect to any or all of the nominees), including proxies cast by brokers holding customers' shares in street name who cause abstentions to be recorded at the meeting, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum. Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on certain routine items when they have not received customers' instructions. Brokers may not vote uninstructed shares with respect to certain non-routine items, however. "Broker non-votes" are votes that could have been cast on a matter if the brokers had received customers' instructions, but did not. Proposal IV is considered a non-routine item under the NYSE rules, and therefore brokers may not vote uninstructed shares on this matter. Broker non-votes will be considered present at the Annual Meeting for purposes of determining a quorum.

    To be approved, each proposal must receive the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote. With regard to the election of Directors, votes may be cast in favor or withheld; votes withheld will have the same effect as votes against. Abstentions specified on the other proposals will be counted for purposes of calculating the vote on the particular matter, but will not be considered to have been voted in favor of such matter and therefore will have the same effect as votes against. Broker non-votes will not be counted for purposes of calculating the vote on a particular matter, and therefore will not affect the outcome of the vote on such matter.

    When stock is registered in the name of more than one person, each such person should sign the proxy card. If the proxy card is signed as an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer's full title should be given. If the shareholder is a corporation, the proxy card should be signed in its corporate name by an executive or other authorized officer. If a proxy card in the form enclosed is properly executed and returned or a proxy is voted by telephone or through the Internet, it will be voted at the meeting as follows, unless otherwise specified by the shareholder: (i) FOR the election as Directors of all the nominees named;
(ii) FOR the proposal to approve the U.S. Bancorp Executive Incentive Plan;
(iii) FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and
(iv) if such proposal is introduced at the meeting, AGAINST the shareholder proposal quoted under the heading "Shareholder Proposals--Proposal IV. Annual Election of Directors." Shares held in the Company's 401(k) Savings Plan (the "Savings Plan") for which a proxy is not received at least 10 days prior to the meeting will be voted by the trustee in the same proportion as votes actually cast by Savings Plan participants, in accordance with the terms of the Savings Plan. A shareholder may revoke a proxy at any time before it is voted at the meeting by giving written notice of termination of the proxy's authority to the Secretary of the Company, by submitting a later-dated proxy (including a proxy given by telephone or through the Internet) or by voting in person at the meeting. Shareholders are requested to revoke or amend prior instructions in the same way they were initially given (that is, by telephone, through the Internet or in writing). This will help to ensure that shares are voted in accordance with shareholders' wishes.

POLICY ON CONFIDENTIAL VOTING

    The Company has procedures to ensure that, regardless of whether shareholders vote by mail, telephone, through the Internet or in person,
(i) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (ii) voting tabulations are performed by an independent third party.

ATTENDING THE ANNUAL MEETING

    The map printed on the back cover of this Proxy Statement shows the location of the Annual Meeting. Registered shareholders (I.E., those owning shares registered directly in their name with the Company's transfer agent) who plan to attend the Annual Meeting should indicate this when voting, either by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting. AN ADMISSION TICKET FOR REGISTERED SHAREHOLDERS IS PRINTED ON THE LOWER PORTION OF THE PROXY CARD AND SHOULD BE BROUGHT TO THE MEETING. BENEFICIAL OWNERS OF COMMON STOCK HELD IN STREET NAME BY A BROKER OR BANK WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE MEETING. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership. Beneficial owners who want to vote in person at the Annual Meeting must get a written proxy in their name from the broker or bank holding the shares.

CONSENT TO ELECTRONIC DELIVERY

    The Company is pleased to offer shareholders the option to receive future annual reports and proxy materials electronically over the Internet instead of receiving paper copies through the mail. Shareholders whose shares are registered directly in their name with First Chicago Trust Company of New York, the Company's transfer agent, or those who hold shares in the Savings Plan, can enroll at the Web site www.econsent.com/usb. Shareholders whose shares are held in street name by a broker or bank also may be eligible to participate, depending on whether their broker or bank offers electronic delivery. Generally, brokers and banks offering this option require that shareholders vote through the Internet in order to enroll. Street name shareholders who are not given the opportunity to enroll should contact their broker or bank and ask about the availability of electronic delivery. As with all Internet usage, the user must pay all access fees and telephone charges.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

    The U.S. Bancorp 1999 Annual Report to Shareholders and Annual Report on Form 10-K, including financial statements for the year ended December 31, 1999, accompanies this Proxy Statement. If a shareholder requests copies of any exhibits to the Form 10-K, the Company will require the payment of a fee covering its reasonable expenses in furnishing such exhibits. Any such requests should be addressed to Investor Relations, U.S. Bancorp, U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

                       PROPOSAL I. ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors has the authority to determine the number of Directors from time to time (provided that, pursuant to the Company's Restated Certificate of Incorporation, such number may not be less than 12 or more than 30). Director Edward J. Phillips (Class I) is expected to retire at the 2000 Annual Meeting in accordance with the Company's retirement policy for Directors described below.

    Commencing with the election of Directors at the 1986 Annual Meeting, the Directors were divided into three classes: Class I, Class II and Class III, each such class, as nearly as possible, to have the same number of Directors. The term of office of the Class II Directors will expire at the 2000 Annual Meeting, the term of office of the Class III Directors will expire at the 2001 Annual Meeting, and the term of office of the Class I Directors will expire at the 2002 Annual Meeting. At each annual election of Directors, the Directors chosen to succeed those whose terms have then expired shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual election of Directors. Vacancies and newly created directorships resulting from an increase in the number of Directors may be filled by a majority of the Directors then in office and the Directors so chosen will hold office until the next election of the class for which such Directors are chosen and until their successors are elected and qualified. The accompanying proxy may not be voted for more than five Directors.

NOMINEES FOR ELECTION AS DIRECTORS

    It is intended that proxies accompanying this Proxy Statement will be voted at the meeting FOR the election to the Board of Directors of the nominees named, unless authority to vote for one or more of the nominees is withheld as specified in the proxy card. The affirmative vote of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for the election of each nominee. Cumulative voting is not permitted. Class II Directors are to be elected at the meeting for a three-year term expiring at the 2003 Annual Meeting and until their successors are elected and qualified. Nominees for Class II Directors are Harry L. Bettis, Peter H. Coors, Joshua Green III, Paul A. Redmond and S. Walter Richey. All of these nominees are presently serving as Class II Directors. If any of the nominees should be unavailable to serve as a Director, an event that is not anticipated, the persons named as proxies reserve full discretion to vote for any other persons who may be nominated.

BOARD AND COMMITTEE MEETINGS

    During 1999, the Board of Directors of the Company held six regular meetings and three special meetings. The Board has established the following committees to perform their assigned functions: Executive Committee, Audit Committee, Credit Policy and Community Responsibility Committee, Compensation and Human Resources Committee, Finance Committee and Governance Committee. During the past year, the Executive Committee did not meet, the Audit Committee met five times, the

Credit Policy and Community Responsibility Committee met four times, the Compensation and Human Resources Committee met eight times, the Finance Committee met three times and the Governance Committee met five times. Incumbent Directors' attendance at Board and Committee meetings averaged 96% during 1999, and each incumbent member of the Board of Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the Committees on which such Director served.

    The members of the Executive Committee are John F. Grundhofer (Chair), Arthur D. Collins, Jr. (Vice Chair), Peter H. Coors, Delbert W. Johnson, Jerry
W. Levin, Edward J. Phillips and S. Walter Richey. The Executive Committee is charged with acting with the authority of the Board of Directors when the Board is not in session, subject to applicable limitations set forth in the Company's Bylaws and under Delaware law.

    The members of the Audit Committee are Delbert W. Johnson (Chair), Robert L. Dryden (Vice Chair), Linda L. Ahlers, Peter H. Coors, Joshua Green III, Joel W. Johnson, Edward J. Phillips, Paul A. Redmond, Richard G. Reiten, S. Walter Richey and Warren R. Staley. The Audit Committee is charged with assisting the Board in discharging its statutory and fiduciary responsibilities for external and internal audits and the monitoring of accounting and financial reporting practices, determining that adequate administrative and internal accounting controls are in place and that they operate in accordance with prescribed procedures and codes of conduct, and reviewing certain financial information that is distributed to shareholders and the general public.

    The members of the Credit Policy and Community Responsibility Committee are Peter H. Coors (Chair), Linda L. Ahlers (Vice Chair), Harry L. Bettis, Joshua Green III, John F. Grundhofer, Delbert W. Johnson, Joel W. Johnson and Edward J. Phillips. The Credit Policy and Community Responsibility Committee reviews lending and credit administration policies, practices and controls for the Company. The Committee reviews the adequacy of written credit policies, monitors significant lending and credit quality trends and summaries of examination reports and approves the adequacy of the Company's allowance for credit losses. The Committee also has general oversight responsibility for the Company's policy and performance under the Community Reinvestment Act.

    The members of the Compensation and Human Resources Committee are S. Walter Richey (Chair), Jerry W. Levin (Vice Chair), Arthur D. Collins, Jr., Peter H. Coors, Robert L. Dryden, Delbert W. Johnson, Edward J. Phillips and Paul A. Redmond. The Compensation and Human Resources Committee is charged with oversight responsibility for executive management performance, the adequacy and effectiveness of compensation and benefit plans and employee programs, and senior management succession planning. In addition, the Committee makes recommendations to the Board of Directors regarding remuneration for senior management and Directors and adoption of employee compensation and benefit plans and is charged with the administration of such plans, including the granting of stock incentives or other benefits.

    The members of the Finance Committee are Arthur D. Collins, Jr. (Chair), Richard G. Reiten (Vice Chair), Harry L. Bettis, Joshua Green III, John F. Grundhofer, Jerry W. Levin, S. Walter Richey and Warren R. Staley. The Finance Committee reviews, approves and monitors compliance with policies governing capital adequacy, dividends, interest rate sensitivity and liquidity for the Company, as well as policies governing the use of derivatives and the investment portfolio. The Committee makes recommendations to the Board of Directors regarding the sale, issuance and repurchase of debt and equity securities and reviews other actions regarding the common and preferred capital of the Company.

    The members of the Governance Committee are Arthur D. Collins, Jr. (Chair), Delbert W. Johnson (Vice Chair), Peter H. Coors, John F. Grundhofer, Edward J. Phillips, Richard G. Reiten and S. Walter Richey. The Governance Committee serves as a forum for ideas and suggestions to improve the quality of stewardship provided by the Board of Directors. The Committee reviews the charters of the various Board Committees to ensure they reflect the Company's commitment to effective governance. The Committee also manages the Board performance review process, assists the Board by identifying, attracting and recommending candidates for Board membership and administers the Director retirement policy. The Committee recommends to the Board those persons whom it believes should be nominees for election as Directors. The Committee will consider qualified nominees recommended by shareholders. Any such recommendation for the 2001 election of Directors should be submitted in writing to the Secretary of the Company so as to be received no later than November 16, 2000. Such recommendation must include the information specified in the Company's Bylaws that will enable the Governance Committee to evaluate the qualifications of the recommended nominee.

RETIREMENT POLICY AND DIRECTOR COMPENSATION

    It is the Company's policy that a Director shall retire as of the annual meeting of shareholders following the earlier of either 12 years of service or such Director's sixty-seventh birthday. Notwithstanding this policy, however, the Board of Directors may, in consultation with the Governance Committee, ask a particular Director to continue service beyond the normal retirement date.
Mr. Phillips, a Class I Director, will have 12 years of service at the time of the Annual Meeting and is expected to retire at the Annual Meeting, which will be prior to the expiration of his term at the 2002 Annual Meeting. One of the nominees for election as a Class II Director, Mr. Bettis, will turn 67 prior to the 2002 Annual Meeting, which will be prior to the expiration of his term at the 2003 Annual Meeting, if he is elected. Another of the nominees for election as a Class II Director, Mr. Richey, will have 12 years of service prior to the 2002 Annual Meeting, which will be prior to the expiration of his term at the 2003 Annual Meeting, if he is elected.

    Directors who are not employees of the Company ("Non-Employee Directors") receive an annual retainer of $23,000, with the exception of the Chair of the Audit Committee who receives an annual retainer of $24,000, plus all such Directors receive $1,000 for each meeting of the Board attended. In addition, Non-Employee Directors who are Committee Chairs receive $2,000 and Non-Employee Directors receive $1,000 for each Committee meeting attended. Ms. Ahlers and Mr. Richey also served as Directors of certain of the Company's bank and trust company subsidiaries through January 31, 2000, at the Company's request. As compensation for such service for the 12 months ended April 30, 1999, Ms. Ahlers and Mr. Richey each received a stock option grant in 1998 to purchase 3,900 shares of the Company's Common Stock, and as compensation for the nine months ended January 31, 2000, they each received a stock option grant in 2000 to purchase 6,850 shares of the Company's Common Stock. Such options have the same terms and conditions as options granted automatically to Non-Employee Directors under the Company's 1999 Stock Incentive Plan, described below. Directors are encouraged to own Company stock to further align Director and shareholder interests. The Company's voluntary guideline for Non-Employee Directors is share ownership in an amount having a market value of at least five times the annual retainer, to be achieved within five years of joining the Board.

    Directors may elect to use their Director compensation to purchase shares of the Company's Common Stock through the Employee Stock Purchase Plan upon substantially the same terms and conditions as apply to employees. Directors may purchase shares of Common Stock with all or any portion of their fees earned as a Director. The purchase price is the lower of (a) 85% of the fair market value of the Company's Common Stock on the first day of the purchase period, or
(b) 85% of the fair market value of the Company's Common Stock on the last day of the purchase period. On the last business day of the purchase period, each participant receives the number of shares of the Company's Common Stock that can be purchased with the participant's accumulated deductions at the established purchase price. Non-Employee Directors also are offered the opportunity to defer all or a part of their Director compensation in accordance with the terms of the Deferred Compensation Plan for Directors. Under such plan, a Director may defer all retainer and meeting fees until such time as the Director ceases to be a member of the Board. Deferred amounts are credited with interest at a rate determined by the Company, which is currently the monthly equivalent of the 120-month rolling average of the 10-year Treasury Note, determined as of September 30 of the previous year. In the event of certain types of changes in control of the Company, the plan will terminate and all deferred amounts will be paid in a lump sum within 30 days thereof.

    Under the Company's 1999 Stock Incentive Plan, each Non-Employee Director receives an option to purchase 7,500 shares of the Company's Common Stock upon first being elected to the Board of Directors, and thereafter an option to purchase 5,100 shares of the Company's Common Stock on the date of each annual meeting of shareholders if such Director's term of office continues after such annual meeting. Each option granted to a Non-Employee Director upon initial election to the Board or as of the date of each annual meeting of shareholders is exercisable in full as of the date of grant, has an exercise price per share equal to the fair market value of a share of Common Stock as of the date of grant, is nontransferable except to family members or family trusts or partnerships, and expires on the tenth anniversary of the date of grant. Such options granted to Non-Employee Directors include provisions entitling the optionee to a further option (a "reload option") if the optionee exercises an option, in whole or in part, by surrendering other shares of the Company's Common Stock or if shares of the Company's Common Stock are delivered or withheld as payment of an amount representing income tax obligations in connection with the exercise of an option, which reload options shall be for the number of shares of the Company's Common Stock surrendered as part or all of the exercise price plus the number of shares, if any, delivered or withheld as payment of an amount representing income tax obligations.

    The Company has a Director Retirement and Death Benefit Plan that provides for payments to Non-Employee Directors after they cease to be Directors. In January 1997, the Board of Directors determined to freeze benefits under this plan for Directors then-serving and terminate the plan for new Directors, both effective as of April 30, 1997. Plan benefits are payable to persons who have completed 60 months of service as a Director (measured as provided in the plan). Benefits accrue in the amount of the annual retainer in effect on the date a Director's service terminates multiplied by the number of years of service, not to exceed 10 years. Benefits are paid in annual installments over a 10-year period. If a Director retires after reaching age 67 or after completion of 12 years of service, the Director receives lifetime payments not limited to 10 years calculated based on the annual retainer in effect on the date of retirement. Due to the termination of this plan, benefits for eligible, current Directors will be determined as if their service as Directors had terminated on April 30, 1997 (except that additional service after such date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those Directors will be based on the annual retainer and each Director's service as of April 30, 1997. A Director who retires after 12 years of service, but who is not then 67, does not receive the first payment until age
67. In the event of a Director's death, a lump sum payment may be made. In the event of certain types of changes in control of the Company, benefits payable under the plan will be paid in a lump sum within 30 days thereof.

    A portion of the cost of premiums incurred by Non-Employee Directors who were former Directors of West One Bancorp (a company acquired by Old USB in 1995) for health care insurance coverage of such Directors and their dependents will be subsidized or reimbursed by the Company upon request, provided that no portion of such premiums is subsidized by any other employer. Reimbursement is subject to the same conditions and limits as are applicable to active employees. One Non-Employee Director received health care subsidies and related reimbursements for income taxes on such subsidies during 1999.

INFORMATION REGARDING NOMINEES AND OTHER CONTINUING DIRECTORS

    There is shown below for each nominee for election as a Director and for each other person whose term of office as a Director will continue after the meeting, as furnished to the Company, the individual's name, age, principal occupation and business experience; the individual's period of service as a Director of the Company; and other directorships and positions held.

CLASS II DIRECTORS--NOMINEES FOR ELECTION FOR A TERM EXPIRING AT THE 2003 ANNUAL
  MEETING

--------------------------------------------------------------------------------------

                          HARRY L. BETTIS (Age 65)                            Director
[PHOTO]                   Since 1997
                          Mr. Bettis has been a rancher in Payette, Idaho since 1969.
                          Mr. Bettis had served as a Director of Old USB since 1995, and was a Director of West One Bancorp from 1971 until 1995.
                          Mr. Bettis is President of the Laura Moore Cunningham
                          Foundation, one of Idaho's largest private charitable
                          foundations, a Director of the Peregrine Fund National
                          Center for Birds of Prey and a trustee of Albertson's
                          College of Idaho. He serves as a member of the Credit Policy and Community Responsibility Committee and the Finance
                          Committee.
--------------------------------------------------------------------------------------

                          PETER H. COORS (Age 53)                            Director
[PHOTO]                   Since 1996
                          Mr. Coors is Vice Chairman and Chief Executive Officer of
                          Coors Brewing Company, Golden, Colorado and Vice President
                          of Adolph Coors Company. Mr. Coors has been associated with
                          Coors Brewing Company since 1970 and has served in various capacities, including as Director of Financial Planning,
                          Director of Market Research, Vice President of Sales and
                          Marketing and President of Coors Distributing Company, and
                          as President of the brewing division of Adolph Coors
                          Company. He serves as a Director of Adolph Coors Company and
                          Energy Corporation of America. His community activities
                          include serving as a member of the International Chapter of the Young Presidents' Organization. He is also an Executive
                          Board member and Chairman of the Denver Area Council of the
                          Boy Scouts of America, a Board member of Up With People and a trustee of the Seeds for Hope Foundation, the Adolph Coors
                          Foundation and the Castle Rock Foundation. Mr. Coors serves as Chair of the Credit Policy and Community Responsibility
                          Committee and as a member of the Audit Committee, the
                          Compensation and Human Resources Committee, the Executive
                          Committee and the Governance Committee.

--------------------------------------------------------------------------------------

                          JOSHUA GREEN III (Age 63)                          Director
[PHOTO]                   Since 1997
                          Mr. Green is Chairman of the Board and Chief Executive
                          Officer of Joshua Green Corporation, Seattle, Washington, a
                          family investment firm, and Chairman of its wholly owned
                          subsidiary, Sage Manufacturing Corporation, a manufacturer of fly-fishing rods and reels. He had served as a Director of Old USB since December 1987. He also served as Chairman of the Board of U.S. Bank of Washington from February 1988 until January 1997 and was Vice Chairman of Old USB from
                          December 1987 until January 1993. Mr. Green is a Director of
                          Safeco Corporation and Port Blakely Tree Farms and President
                          of the Joshua Green Foundation. His numerous civic
                          activities include service as a member of the Advisory Board of the University of Washington's School of Business, as a
                          Director of the University of Washington Foundation and as a
                          trustee of the Downtown Seattle Association, the Corporate
                          Council for the Arts, the Rhododendron Species Foundation,
                          the Pacific Science Center, Trout Unlimited, the Virginia
                          Mason Foundation and the Virginia Mason Research Center.
                          Mr. Green serves on the Audit Committee, the Credit Policy and Community Responsibility Committee and the Finance
                          Committee.
--------------------------------------------------------------------------------------

                          PAUL A. REDMOND (Age 63)                          Director
[PHOTO]                   Since 1997
                          Mr. Redmond is the retired Chairman and Chief Executive
                          Officer of Avista Corp., formerly known as The Washington
                          Water Power Company, Spokane, Washington, an electric and
                          gas utility. Prior to his retirement in 1998, Mr. Redmond
                          had been associated with Avista since 1965 and served in
                          various capacities, including as Senior Vice President for
                          Operations, Executive Vice President and President. He was
                          elected Chairman and Chief Executive Officer in 1985.
                          Mr. Redmond had served as a Director of Old USB since 1994.
                          He is also a Director of ITRON Inc., Source Capital, Inc.
                          and Hecla Mining Company. Mr. Redmond serves on the Audit
                          Committee and the Compensation and Human Resources
                          Committee.
--------------------------------------------------------------------------------------

                          S. WALTER RICHEY (Age 64)                          Director
[PHOTO]                   Since 1990
                          Mr. Richey is the former Chairman and Chief Executive
                          Officer of Meritex, Inc., Roseville, Minnesota, a company
                          involved in real estate management and development and
                          warehousing. Mr. Richey was with Meritex, Inc. (and its
                          predecessor company) from 1973 until 1998. He serves as a
                          Director of Donaldson Company, Inc. and is a member of the
                          Board of Overseers of the Curtis L. Carlson School of
                          Management at the University of Minnesota. Mr. Richey serves as Chair of the Compensation and Human Resources Committee
                          and as a member of the Audit Committee, the Executive
                          Committee, the Finance Committee and the Governance
                          Committee.

CLASS III DIRECTORS--WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING

--------------------------------------------------------------------------------------

                          ARTHUR D. COLLINS, Jr. (Age 52)                     Director
[PHOTO]                   Since 1996
                          Mr. Collins is President and Chief Operating Officer of
                          Medtronic, Inc., Minneapolis, Minnesota, a leading medical device company. Mr. Collins joined Medtronic in 1992. He was elected to his present position in 1996 and previously
                          served as Chief Operating Officer, Corporate Executive Vice
                          President and President of Medtronic International. Prior to
                          joining Medtronic, Mr. Collins served in a number of senior executive positions with Abbott Laboratories from 1978
                          through 1992, most recently as Corporate Vice President
                          responsible for worldwide diagnostic business units. He
                          serves as a Director of Medtronic, Inc. and TENNANT Company.
                          He is also a member of the Board of Overseers of the Wharton
                          School of Business at the University of Pennsylvania and a
                          Board member of numerous civic organizations, including the
                          Walker Art Center in Minneapolis. Mr. Collins serves as
                          Chair of the Finance Committee and of the Governance
                          Committee, as Vice Chair of the Executive Committee, and as
                          a member of the Compensation and Human Resources Committee.
--------------------------------------------------------------------------------------

                          JOHN F. GRUNDHOFER (Age 61)                      Director
[PHOTO]                   Since 1990
                          Mr. Grundhofer is Chairman and Chief Executive Officer of
                          the Company. He has served as Chief Executive Officer since joining the Company on January 31, 1990. Upon joining the
                          Company and until the Merger, he also served as Chairman of the Board of Directors. Mr. Grundhofer reassumed the
                          position of Chairman on January 1, 1999. Upon joining the
                          Company and until July 21, 1999, he also served as
                          President. Prior to joining the Company, Mr. Grundhofer was
                          Vice Chairman and Senior Executive Officer for Southern
                          California with Wells Fargo Bank, N.A. In addition to
                          serving as a Director of the Company, Mr. Grundhofer is also a Director of Minnesota Life Insurance Company and Donaldson
                          Company, Inc. Mr. Grundhofer is a Director of the Horatio
                          Alger Association and an Advisory Director of the
                          Minneapolis-based Metropolitan Economic Development
                          Association, and a member of Minnesota Meeting, the
                          Financial Services Roundtable, the CEO Board of the School
                          of Business Administration at the University of Southern
                          California and the Board of Trustees of Loyola Marymount
                          University. Mr. Grundhofer serves as Chair of the Executive
                          Committee and as a member of the Credit Policy and Community
                          Responsibility Committee, the Finance Committee and the
                          Governance Committee.

--------------------------------------------------------------------------------------

                          DELBERT W. JOHNSON (Age 61)                       Director
[PHOTO]                   Since 1994
                          Mr. Johnson is Vice President of Safeguard
                          Scientifics, Inc., Wayne, Pennsylvania, a diversified
                          information technology company that develops, operates and manages emerging growth information technology companies.
                          Prior to February 1, 2000, he had been Chairman and Chief
                          Executive Officer of Pioneer Metal Finishing, Minneapolis,
                          Minnesota, a division of Safeguard Scientifics and one of
                          the largest metal finishing companies in the United States.
                          He joined Pioneer Metal Finishing in 1965 and was elected
                          Chairman and Chief Executive Officer in 1978. From 1987
                          through 1993, Mr. Johnson served on the Board of Directors of the Federal Reserve Bank of Minneapolis and, in 1989, was
                          named Chairman. In 1990, he was selected as Vice Chairman of the Federal Reserve Board Conference of Chairmen and in 1990
                          became Chairman. He serves as a Director of Ault Inc.,
                          Safeguard Scientifics, Inc. and CompuCom Systems, Inc. He
                          also serves on the Advisory Boards of Hospitality House and
                          Turning Point, Inc., and as a Director of Quest, a nonprofit youth organization. Mr. Johnson serves as Chair of the Audit
                          Committee, as Vice Chair of the Governance Committee, and as
                          a member of the Compensation and Human Resources Committee, the Credit Policy and Community Responsibility Committee and
                          the Executive Committee.
--------------------------------------------------------------------------------------

                          JERRY W. LEVIN (Age 55)                             Director
[PHOTO]                   Since 1995
                          Mr. Levin is Chairman and Chief Executive Officer of Sunbeam
                          Corporation, Boca Raton, Florida, a leading consumer
                          products company, and Executive Vice President of
                          MacAndrews & Forbes Holdings, Inc. Prior to joining Sunbeam in June 1998, Mr. Levin was Chairman and Chief Executive
                          Officer of The Coleman Company, Inc., Wichita, Kansas, a
                          manufacturer and marketer of outdoor recreational products, from February 1997 until March 1998. He served as Chief
                          Executive Officer of Revlon, Inc., New York, New York, a
                          maker of cosmetics and personal care and professional
                          products, from 1992 until January 1997. He had been
                          President of Revlon from 1991 to 1992. Prior to that,
                          Mr. Levin was Chairman of Coleman Holdings, Inc., the parent of The Coleman Company from 1989 to 1991. Before joining
                          MacAndrews & Forbes in 1989, Mr. Levin had served in a
                          number of senior executive positions with The Pillsbury
                          Company since 1974. Mr. Levin is a Director of Sunbeam
                          Corporation, Revlon, Inc. and Ecolab Inc. His community
                          activities include serving as a Director of United Way of
                          New York City, UJA-Federation of New York, the New York
                          Philharmonic, the Council on the Graduate School of
                          Business-University of Chicago and the National Advisory
                          Committee of the College of Engineering-University of
                          Michigan. Mr. Levin serves as Vice Chair of the Compensation and Human Resources Committee and as a member of the
                          Executive Committee and the Finance Committee.

--------------------------------------------------------------------------------------

                          RICHARD G. REITEN (Age 60)                        Director
[PHOTO]                   Since 1998
                          Mr. Reiten is President and Chief Executive Officer of
                          Northwest Natural Gas Company, Portland, Oregon. Mr. Reiten
                          joined Northwest Natural in 1996. He was elected to his
                          present position in 1997 and previously served as Chief
                          Operating Officer. Mr. Reiten also has served as President and Chief Operating Officer of Portland General Electric
                          Company and as President of Portland General Corporation. He
                          serves as a Director of Northwest Natural, Regence BlueCross
                          BlueShield of Oregon, The Regence Group and AEGIS Insurance
                          Services. He is also a member of the Boards of the American
                          Gas Association and the Pacific Coast Gas Association.
                          Mr. Reiten is past General Chairman of the United Way
                          campaign for Portland and is a Director of the Portland
                          Metropolitan Chamber of Commerce, the Association for
                          Portland Progress, the Nature Conservancy of Oregon and the
                          Oregon Business Council. Mr. Reiten serves as Vice Chair of the Finance Committee and as a member of the Audit Committee and the Governance Committee.

CLASS I DIRECTORS--WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING

--------------------------------------------------------------------------------------

                          LINDA L. AHLERS (Age 49)                           Director
[PHOTO]                   Since 1997
                          Ms. Ahlers is President of Dayton's, Marshall Field's,
                          Hudson's, the department store division of Target
                          Corporation, Minneapolis, Minnesota, a diversified retail
                          company. Ms. Ahlers has been associated with Target
                          Corporation (formerly known as Dayton Hudson Corporation)
                          since 1977. She assumed her current position in
                          February 1996 and previously served as Executive Vice
                          President, Merchandising, of the department store division, and in various capacities with Target Stores, an affiliate company of Target Corporation. Ms. Ahlers' community
                          activities include serving as a member of the Minnesota
                          Women's Economic Roundtable, the Minnesota Women's Forum and
                          The Committee of 200. She is also a Director of the Guthrie
                          Theatre, Minneapolis, Minnesota, the Renaissance Board,
                          Detroit, Michigan, and the Target Corporation Foundation.
                          Ms. Ahlers serves as Vice Chair of the Credit Policy and
                          Community Responsibility Committee and as a member of the
                          Audit Committee.
--------------------------------------------------------------------------------------

                          ROBERT L. DRYDEN (Age 66)                         Director
[PHOTO]                   Since 1997
                          Mr. Dryden is the President and Chief Executive Officer of
                          ConneXt, Inc., Seattle, Washington, a developer of software solutions for the energy industry. Mr. Dryden joined
                          ConneXt in April 1999. From 1990 until May 1998, he was
                          Executive Vice President, Airplane Production, of The Boeing
                          Company (Commercial Airplane Group), Seattle, Washington. He
                          joined The Boeing Company in 1980 and held numerous
                          positions, including President of Boeing Military Airplanes and President of Boeing Computer Services. Mr. Dryden had
                          served as a Director of Old USB since 1995. He is also a
                          Director of Puget Sound Energy, Inc. Mr. Dryden's civic
                          activities include service as a Director of Junior
                          Achievement of Greater Puget Sound and National Junior
                          Achievement, on the executive advisory council of Seattle
                          Pacific University's School of Business and Economics and as
                          Chairman of the Board of Trustees of the Overlake Hospital
                          Medical Center. Mr. Dryden serves as Vice Chair of the Audit
                          Committee and as a member of the Compensation and Human
                          Resources Committee.

--------------------------------------------------------------------------------------

                          JOEL W. JOHNSON (Age 56)                           Director
[PHOTO]                   Since 1999
                          Mr. Johnson is Chairman, President and Chief Executive
                          Officer of Hormel Foods Corporation, Austin, Minnesota, a
                          meat and food processing company. Mr. Johnson joined Hormel in 1991 as Executive Vice President, Sales and Marketing. He
                          was elected President in 1992 and assumed the title of Chief
                          Executive Officer in 1993. He was elected Chairman of the
                          Board in 1995. Prior to joining Hormel, Mr. Johnson held
                          various management positions with General Foods Corporation from 1967 to 1991. Mr. Johnson is a Director of Hormel Foods
                          Corporation, Ecolab Inc., Meredith Corporation, the American
                          Meat Institute and the Grocery Manufacturers of America. His
                          community activities include serving as a Director of The
                          Hormel Foundation, as a member of the Board of Overseers of the Curtis L. Carlson School of Management at the University
                          of Minnesota and as a member of the Board of Trustees of
                          Hamilton College. Mr. Johnson serves as a member of the
                          Audit Committee and the Credit Policy and Community
                          Responsibility Committee.
--------------------------------------------------------------------------------------

                          WARREN R. STALEY (Age 57)                         Director
[PHOTO]                   Since 1999
                          Mr. Staley is President and Chief Executive Officer of
                          Cargill, Incorporated, Minneapolis, Minnesota, an
                          international marketer, processor and distributor of
                          agricultural, food, financial and industrial products.
                          Mr. Staley joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named to his
                          current position in June 1999. He also has held
                          merchandising, administrative and general management
                          positions in corn milling in the United States and in
                          Europe, was head of Cargill in Argentina and was President of Worldwide Feed and President of North America and Latin
                          America for Cargill. He has been a Director of Cargill since
                          1995 and is also Chairman of the Cargill Foundation. He also serves as a member of the Executive Committee and as the
                          Regional Vice Chairman of the Board of the National
                          Association of Manufacturers. His community activities
                          include service as a Director of the Minnesota Private
                          College Council and the United Way of the Minneapolis area.
                          Mr. Staley serves as a member of the Audit Committee and the
                          Finance Committee.
--------------------------------------------------------------------------------------

             PROPOSAL II. APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

REASONS FOR APPROVAL AND VOTE REQUIRED

    As discussed in more detail below, the Company is submitting the U.S. Bancorp Executive Incentive Plan, the Company's annual bonus plan for senior executives, for shareholder approval as required by tax regulations so that the Company will not be subject to a limit on the tax deduction available for compensation paid to these executives. This is not a new plan, and the plan is not being amended at this time. Rather, the tax regulations require the material terms of the plan to be approved by shareholders every five years, and the plan was last approved in 1995 and so is being resubmitted this year. Shareholder approval is not required to allow the Company to pay annual bonuses to senior executives, but it is required in order that the Company not be subject to a limit on the amount of any bonuses paid under this plan that can be deducted for tax purposes.

    Since 1995, the Company has provided annual incentives to executives under the Executive Incentive Plan. The Executive Incentive Plan is an annual bonus plan designed to provide certain of the Company's executives with incentive compensation based upon the achievement of objective performance-based goals. The purpose of the Executive Incentive Plan is to advance the interests of the Company and its shareholders by attracting and retaining key employees and by encouraging those employees to contribute to the continued success and growth of the Company's business. The Executive Incentive Plan was approved by the Company's shareholders at the 1995 Annual Meeting, effective as of January 1, 1995. An amendment to the Executive Incentive Plan to change the maximum payment a participant may receive under the plan was approved by shareholders at the 1997 Annual Meeting, effective as of January 1, 1997.

    Currently, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated executive officers of a publicly held corporation is limited to $1 million per fiscal year. Certain types of compensation are exempted from this deduction limitation, including "qualified performance-based compensation." The Executive Incentive Plan is designed so that awards under it can qualify as "qualified performance-based compensation" as defined in Section 162(m) and certain applicable Treasury Regulations. Under these Treasury Regulations, if a company's compensation committee has authority to change the targets under a plan, then the company's shareholders must reapprove all material terms of the plan every five years. The Company's Compensation and Human Resources Committee (the "Compensation Committee") has this authority and, consequently, the Company is submitting the Executive Incentive Plan for reapproval by shareholders in order to be able to continue taking advantage of the exemption provided in
Section 162(m). The availability of the Section 162(m) exemption for benefits that may be paid under the Executive Incentive Plan for performance in the year beginning January 1, 2000 is conditioned upon shareholder approval of the plan.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for approval of the Executive Incentive Plan. The following summary describes all of the material features of the Executive Incentive Plan, as amended. A copy of the full text of the Executive Incentive Plan has been filed as an exhibit to the Company's Annual Report on Form 10-K and may be obtained by shareholders upon request directed to the Company's Corporate Secretary at U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

SUMMARY OF THE EXECUTIVE INCENTIVE PLAN

    ADMINISTRATION. The Executive Incentive Plan provides that it shall be administered by the Compensation Committee, which shall consist of members appointed from time to time by the Board of Directors. Each member of the Compensation Committee shall be an "outside director" within the meaning of
Section 162(m) of the Code. The Compensation Committee shall have full power and authority, subject to the provisions of the Executive Incentive Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Executive Incentive Plan, (b) construe, interpret and administer the Executive Incentive Plan and any instrument or agreement relating to the Executive Incentive Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Executive Incentive Plan. Unless otherwise expressly provided in the Executive Incentive Plan, each determination made and each action taken by the Compensation Committee under the Executive Incentive Plan or any instrument or agreement relating to the Executive Incentive Plan (x) shall be within the sole discretion of the Compensation Committee, (y) may be made at any time, and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, participants in the Executive Incentive Plan, their legal representatives and beneficiaries and employees of the Company. The Compensation Committee may amend the Executive Incentive Plan prospectively at any time and for any reason deemed sufficient by it and may likewise terminate or curtail the benefits of the Executive Incentive Plan. The Compensation Committee also may correct any defect, supply any omission or reconcile any inconsistency in the Executive Incentive Plan in the manner and to the extent it shall deem desirable to carry the Executive Incentive Plan into effect.

    ELIGIBILITY. Any executive officer of the Company who is also an "officer" within the meaning of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and who is designated by the Compensation Committee to participate in the Executive Incentive Plan with respect to a given year shall be eligible to participate in such year. The Company currently has 17 executive officers who are considered to be "officers" within the meaning of
Section 16(a) of the Exchange Act. For 1999, eight of such officers were designated by the Compensation Committee to participate in the Executive Incentive Plan. These eight executive officers as a group were awarded an aggregate of $2,380,000 for 1999 under the Executive Incentive Plan. Included in this group were all of the officers named in the Summary Compensation Table below other than Mr. Duff, who did not participate in the Executive Incentive Plan in 1999, who were awarded payments in the amounts set forth opposite their names in such table.

    DESIGNATION OF PARTICIPANTS; DETERMINATION OF AWARDS. The Executive Incentive Plan provides that on or before the 90th day of each fiscal year during the term of the Executive Incentive Plan, the Compensation Committee shall designate all participants in the Executive Incentive Plan for that year and their "Target Awards" for that year. The Compensation Committee also shall establish for each participant for any such year one or more "Performance Thresholds" (pre-established, objective performance goals that shall be based solely on the Company's "Return on Assets"), including a minimum level of achievement. The Company's Return on Assets is defined in the Executive Incentive Plan as a percentage consisting of the Company's Operating Earnings (as defined in the Executive Incentive Plan and described below) for the fiscal year divided by the Company's consolidated total average assets for such year, computed in accordance with generally accepted accounting principles and adjusted in the same fashion as Operating Earnings are to be adjusted as described below. Each "Target Award" will be a percentage, which may be greater or less than 100%. Following the close of each year and prior to the payment of any amount under the Executive Incentive Plan, the Compensation Committee must certify in writing (a) the Return on Assets and Operating Earnings for that year, and (b) the attainment of all other factors that are to be the basis for any payments to any participant for that year. In no event shall any participant receive any payment under the Executive Incentive Plan unless the Return on Assets for the year is at least equal to the minimum level of achievement set by the Compensation Committee for that year.

    Provided that the minimum achievement levels are reached, each participant in the Executive Incentive Plan shall then receive a bonus payment in an amount calculated pursuant to a specified formula. The formula provides that each participant shall receive a bonus payment in an amount not greater than (x) a participant's annualized base salary, as determined by the Compensation Committee, as of the last day of the year in respect of which payments are being made, multiplied by (y) the participant's Target Award for that year; PROVIDED, HOWEVER, that if the Company's Return on Assets is equal to or in excess of a designated Performance Threshold for that year, then each participant shall be entitled to receive a bonus payment in an amount not greater than the maximum payment a participant may receive for that year under the plan. However, even if the Company's Return on Assets is equal to or in excess of a designated Performance Threshold for a given year, under the Executive Incentive Plan the Compensation Committee retains sole and full discretion to reduce by any amount any incentive payment otherwise payable to any participant. In determining whether payments to any participant in the Executive Incentive Plan will be reduced, the Compensation Committee considers those financial and individual performance factors that it determines to be appropriate.

    Except as otherwise provided by the Compensation Committee, no incentive payment under the Executive Incentive Plan with respect to any year shall be paid or owed to a participant whose employment terminates prior to the last day of that year. The Executive Incentive Plan currently provides that no participant shall receive an Executive Incentive Plan payment for any year in excess of 0.35% of the Company's "Operating Earnings" for such year. For purposes of the Executive Incentive Plan, "Operating Earnings" means the Company's net income computed in accordance with generally accepted accounting principles as reported in the Company's consolidated financial statements for the applicable year, adjusted to eliminate (i) the cumulative effect of changes in generally accepted accounting principles, (ii) gains and losses from discontinued operations, (iii) extraordinary gains and losses, and (iv) any other unusual or nonrecurring gains or losses that are separately identified and quantified in the Company's financial statements, including merger-related charges. Based on the Company's 1999 Operating Earnings of $1,546.5 million, the maximum incentive payment payable under the Executive Incentive Plan for 1999 was approximately $5.4 million.

    Under the Executive Incentive Plan, payments to participants are made in a single lump sum cash payment as soon as administratively feasible upon the completion of the fiscal year and after the Compensation Committee has made the necessary certifications and determinations under the Executive Incentive Plan. Payments are also made subject to applicable elections under any deferred compensation plans of the Company.

    MISCELLANEOUS. Participants and their beneficiaries do not have the right to assign, encumber or otherwise anticipate the payments to be made under the Executive Incentive Plan, and benefits are not subject to seizure for payment of any debts or judgments against any participant or any beneficiary. The Compensation Committee may establish any policy or policies that it deems appropriate with respect to applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, including the establishment of policies to ensure that all applicable taxes, which are the sole and absolute responsibility of the participants, are withheld or collected from such participants.

    The provisions of the Executive Incentive Plan shall not give any participant any right to be employed by the Company and, in the absence of any specific agreement to the contrary, the Executive Incentive Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any participant's employment at any time. The Executive Incentive Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any participant is or becomes eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any participant under the Executive Incentive Plan shall be included for the purpose of computing such participant's compensation under any compensation-based retirement, disability or similar plan of the Company unless required by law or otherwise provided by such other plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE EXECUTIVE INCENTIVE PLAN. PROXIES WILL BE VOTED FOR THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

                      PROPOSAL III. SELECTION OF AUDITORS

    The Board of Directors of the Company has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending
December 31, 2000. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but will give consideration to such unfavorable vote.

    The Audit Committee of the Board of Directors has recommended to the full Board the appointment of Ernst & Young LLP, after carefully considering the qualifications of such firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of auditing and accounting. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000. PROXIES WILL BE VOTED FOR RATIFYING THIS SELECTION UNLESS OTHERWISE SPECIFIED.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of February 29, 2000 the beneficial ownership (as defined in the rules of the Securities and Exchange Commission) of the Company's Common Stock by Directors, by the executive officers named in the Summary Compensation Table below and by all Directors and executive officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner. No person or group is known by the Company to own beneficially more than five percent of the Company's Common Stock.

                                                                  SHARES          APPROXIMATE
                                                               BENEFICIALLY       PERCENT OF
                                                                OWNED (1)            CLASS
                                                               ------------       -----------
Linda L. Ahlers.........................................            32,472               *
Harry L. Bettis.........................................         6,666,160(2)            *
Arthur D. Collins, Jr...................................            31,487               *
Peter H. Coors..........................................            33,428               *
Robert L. Dryden........................................            47,826               *
Joshua Green III........................................        16,283,335(3)         2.17%
John F. Grundhofer......................................         2,400,117(4)(5)         *
Delbert W. Johnson......................................            50,374               *
Joel W. Johnson.........................................            13,897               *
Jerry W. Levin..........................................            38,533               *
Edward J. Phillips......................................            55,250               *
Paul A. Redmond.........................................            59,239(6)            *
Richard G. Reiten.......................................            15,815               *
S. Walter Richey........................................            82,992(7)            *
Warren R. Staley........................................            14,007               *
Philip G. Heasley.......................................         1,084,366(4)            *
Gary T. Duim............................................           384,318(4)(8)         *
Richard A. Zona.........................................           480,837(4)            *
Andrew S. Duff..........................................           148,091               *
All Directors and executive officers as a group (31
  persons)..............................................        31,484,155(9)         4.17%

------------------------

* Excluded because percentage beneficially owned is less than 1% of the Common Stock.

(1) Includes the following shares subject to options exercisable within 60 days: Ms. Ahlers, 26,152 shares; Mr. Bettis, 28,320 shares; Mr. Collins, 27,300 shares; Mr. Coors, 27,300 shares; Mr. Dryden, 44,520 shares;
    Mr. Green, 28,320 shares; Mr. Grundhofer, 1,382,175 shares; Mr. Delbert Johnson, 29,140 shares; Mr. Joel Johnson, 12,600 shares; Mr. Levin, 27,300 shares; Mr. Phillips, 23,743 shares; Mr. Redmond, 53,007 shares;
    Mr. Reiten, 12,600 shares; Mr. Richey, 38,152 shares; Mr. Staley, 12,600 shares; Mr. Heasley, 135,614 shares; Mr. Duim, 247,880 shares; Mr. Zona, 302,793 shares; and Mr. Duff, 70,188 shares.

(2) Includes 266,364 shares held by a limited partnership of which Mr. Bettis is the general partner; 2,688,619 shares held by a charitable foundation of which he is the President; and 1,119,366 shares held by a trust for the benefit of his children and of which he is the trustee.

(3) Includes 4,938,414 shares owned by Joshua Green Corporation, of which
    Mr. Green is Chairman and Chief Executive Officer; 9,856,823 shares held by a limited partnership of which Joshua Green Corporation is the general partner; 342,651 shares held by a trust as to which Mr. Green has shared voting and investment power and of which a family member of Mr. Green's is the beneficiary; and 861,137 shares held by a charitable foundation of which Mr. Green is President. Mr. Green owns 59% of the voting common stock of Joshua Green Corporation and has sole voting power over another

    20% of such stock; accordingly, the other shareholders and Directors of Joshua Green Corporation are not deemed to have shared voting and dispositive power over the shares of the Company's Common Stock beneficially owned by Joshua Green Corporation. Excludes 13,722 shares held by Mr. Green's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(4) Includes the following shares held in the Savings Plan: Mr. Grundhofer, 8,402 shares; Mr. Heasley, 14,433 shares; Mr. Duim, 16,517 shares; and
    Mr. Zona, 1,727 shares. Voting of shares held in the Savings Plan is passed through to the participating employees; however, if a proxy is not received with respect to such shares, such shares will be voted by the trustee in accordance with the terms of the Savings Plan. See "General Matters--Voting, Execution and Revocation of Proxies" above.

(5) Includes 844,937 shares held in a family trust of which Mr. Grundhofer is a trustee and a beneficiary, as to which he shares voting and investment power, and 23,340 shares held by a charitable foundation created by Mr. Grundhofer.

(6) Includes 6,232 shares held in joint tenancy with Mr. Redmond's wife, as to which he shares voting and investment power.

(7) Excludes 8,003 shares held by Mr. Richey's wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(8) Includes 12,002 shares held in a trust of which Mr. Duim is a trustee and as to which he shares voting and investment power, and 6,590 shares held by a charitable foundation created by him.

(9) Includes (i) 94,731 shares held in the Savings Plan for the accounts of certain executive officers; and (ii) 4,219,460 shares subject to options exercisable within 60 days.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Directors and executive officers and all persons who beneficially own more than 10% of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the NYSE initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and greater-than-10% beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports and certain representations furnished to the Company with respect to the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to the Company's Directors, executive officers and greater-than-10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

              REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS:

    U.S. Bancorp's executive compensation philosophy emphasizes the Company's commitment to long-term growth in shareholder value. In general:

    - TOTAL COMPENSATION will be targeted above the 50th percentile of a group of comparable banking companies. Any premium in targeted pay over the 50th percentile will be primarily in the form of stock incentives.

    - BASE SALARIES will be targeted below the 50th percentile of the comparator group to minimize fixed expense and emphasize the relationship of pay to performance.

    - ANNUAL INCENTIVES will be targeted above the 50th percentile of the comparator group such that the total of targeted base salary plus targeted annual incentive will be equal to the 50th percentile.

    - LONG-TERM AWARDS will be targeted above the 50th percentile of the comparator group and will be primarily in the form of stock incentives.

    Actual pay will be influenced by both competitive practice and the Compensation and Human Resources Committee's assessment of performance against several criteria, including measures of profitability, growth consistent with long-range strategy, risk management, the development and involvement of people, a continuing commitment to cultural diversity, and succession planning. No formal weightings have been assigned to these factors.

ROLE OF THE COMMITTEE

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee") seeks to maintain executive compensation policies that are consistent with the Company's strategic business objectives and values. In pursuing this goal, the Committee is guided by the following objectives:

    - A significant portion of senior executives' compensation shall be comprised of long-term, at-risk pay to focus management on the long-term interests of shareholders.

    - Executives' total compensation programs should emphasize pay that is dependent upon meeting performance goals to strengthen the relationship between pay and performance.

    - Components of pay that are at risk should contain equity-based pay opportunities to align executives' interests with those of shareholders.

    - Executive compensation should be competitive to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives upon whom, in large part, the success of the Company depends.

    The Committee is comprised of eight non-employee Directors. The Committee approves the design of executive compensation programs and assesses their effectiveness in supporting the Company's compensation objectives. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters.

    The Company obtains competitive market data from an independent compensation consultant comparing the Company's compensation practices to those of a group of comparator companies. The Committee reviews and approves the selection of companies used for compensation comparison purposes. This comparator group is comprised of companies in the banking industry with which the Company competes for executive talent and which are generally comparable with respect to business activities. While the comparator group is comprised of fewer companies than the peer group index under "Comparative Stock Performance" below, all of the comparator group companies are included in that index. The Committee believes that the companies used for compensation comparisons are a representative cross-section of the companies included in the peer group index.

ELEMENTS OF THE COMPENSATION PROGRAM

    The key elements of the Company's executive compensation program are base salary, annual incentives, and long-term incentives. In determining each component of compensation, the Committee considers an executive's total compensation package. Consistent with the Company's policy of aligning pay with performance, a greater portion of total compensation is placed at risk than the total compensation typically placed at risk by companies in the comparator group. In determining the total compensation package for executives, the Committee has considered the performance of the Company's Common Stock; however, no formal weighting has been assigned to this factor. "Comparative Stock Performance" below includes the type of information considered by the Committee in this regard.

    POLICY WITH RESPECT TO SECTION 162(M)

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million, unless the compensation is performance-based. The Committee has carefully considered the potential impact of this tax code provision on the Company and has concluded that it is in the Company's and shareholders' best interest to qualify certain of the Company's stock-based, long-term incentives as performance-based compensation within the meaning of the Code and thereby preserve the full deductibility of such long-term incentive payments; the Committee believes that such qualification has been achieved. The Company is also requesting shareholder approval of the Executive Incentive Plan in order to qualify payments under the terms thereof as performance-based compensation within the meaning of the Code, and the Company believes that if the Executive Incentive Plan is approved, payments made under the plan will so qualify.

    BASE SALARIES

    Each executive's base salary is initially determined according to competitive pay practices, his or her level of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues. The Committee uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed on an annual basis, and increases are made based on the Committee's subjective assessment of each executive's performance, as well as the factors described above. In 1999, base salaries generally were below the 50th percentile market level of the comparator group. This is consistent with the Company's strategic objectives.

    Each year, Mr. Grundhofer prepares a written self-appraisal of his performance which is presented to the Board of Directors. Each Director is invited to comment on Mr. Grundhofer's report, and his performance is the subject of an executive session of the Board. Subsequently, the Committee Chair prepares a formal response which serves as Mr. Grundhofer's appraisal. The Committee determines Mr. Grundhofer's salary for the coming year, and his base salary may be adjusted accordingly. In determining Mr. Grundhofer's base salary adjustment, the Committee considers Mr. Grundhofer's execution of his overall responsibility for the Company's financial performance, long-range strategy, capital allocation, and management selection, retention, and succession. However, formal weightings have not been assigned to these factors.

    Pursuant to the employment agreement dated August 1, 1997, as amended, between Mr. Grundhofer and the Company, Mr. Grundhofer received an annualized base salary of $840,000 through January 1999. Mr. Grundhofer's annual base salary was increased $60,000, to $900,000, effective February 1, 1999. This increase positioned Mr. Grundhofer's base salary below the 50th percentile of the comparator group, consistent with the Company's executive compensation philosophy. See "Employment Contracts for the Named Executive Officers" below.

    ANNUAL INCENTIVES

    The Company provides annual incentives to executives under the Executive Incentive Plan. Annual incentives are intended to promote the Company's pay-for-performance philosophy by providing executives with annual cash bonus opportunities for achieving corporate, business unit, and individual performance goals. No formal weightings are assigned to these levels of performance.

    Eligible executives are assigned target bonus levels determined as a percentage of base salary. The Committee sets the target bonus awards at a level which, together with the amount of base pay, provides total direct compensation which is approximately equal to the 50th percentile level within the comparator group for total direct compensation. The Committee considers the targets it establishes to be achievable, but to require above-average performance from each of the executives. Actual awards, if any, are determined by the Committee based on its subjective assessment of each executive's business unit and individual performance. The assessment focuses on achievement of profitability, growth, risk management, and general management objectives; however, formal weightings have not been assigned to these factors.

    The Company's 1999 return on assets, return on equity, net interest margin and efficiency ratio all ranked near the top of the peer bank group. The Company also met its goals with respect to credit quality management. However, the Company's 1999 growth and financial performance fell short of the Company's aggressive objectives. In evaluating the Company's performance relating to growth goals, the Committee noted the Company's continuing successful efforts to reposition its businesses to remain competitive in a changing industry. Specifically, the Company named new operating leadership and realigned several business lines. The intent of these actions was to capitalize on the revenue opportunities of growth businesses, and improve customer service in all of its business lines. After evaluating all of these factors, the Committee awarded bonuses that were generally below both target levels and last year's awards.

    Mr. Grundhofer's targeted annual bonus is consistent with the Company's policy of setting a targeted annual bonus sufficient to provide total direct compensation which is approximately equal to the 50th percentile level of the comparator group. As a result of the factors discussed above, Mr. Grundhofer's bonus, as reported in the Summary Compensation Table, was below target and lower than last year's award, consistent with the goals of the Executive Incentive Plan.

    LONG-TERM INCENTIVES

    The Committee believes that long-term incentive compensation opportunities should be dependent on stock-based measures to strengthen the alignment between management's interests and those of the Company's shareholders. Furthermore, in keeping with the policy of placing a significant portion of executives' total pay at risk, the Committee sets targeted long-term incentive compensation above the 50th percentile levels among the Company's compensation comparator companies. The following describes the Company's practices relative to each long-term incentive vehicle.

    STOCK OPTIONS. During 1999, the Company granted both regular and reload stock options to most executives, including the five named executive officers. Under the 1999 Stock Incentive Plan, options are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Thus, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company. The Company believes that reload stock options advance its objective of executive equity ownership by encouraging executives to exercise their stock options, and thereby increase their direct equity ownership, more quickly than if reload stock options were not available.

    To emphasize the Company's pay-at-risk philosophy, as well as to further enhance the alignment of management's interests with those of shareholders, stock option awards relating to 1999, 2000 and 2001 were made in April 1999. In determining the actual size of stock option awards, the Committee considers the value of the stock on the date of grant, competitive practice, the amount of options previously granted, individual contributions, and business unit performance. However, formal weightings have not been assigned to these factors.

    Mr. Grundhofer in 1999 received regular stock options and reload stock options as set forth in the Summary Compensation Table. All of the options granted to Mr. Grundhofer have an exercise price equal to the fair market value on the date of grant. The number of reload stock options granted to Mr. Grundhofer was equal to the number of shares of the Company's Common Stock he tendered to the Company in payment of the exercise price of options exercised during 1999, plus the number of shares withheld by the Company in payment of the taxes arising from the exercises.

    RESTRICTED STOCK. The 1999 Stock Incentive Plan also provides for the granting of restricted stock to executives. No grants of restricted stock were made to the five named executive officers during 1999.

CONCLUSION

    The Committee believes the Company's executive compensation policies and programs effectively serve the interests of shareholders and the Company. The Company's various pay vehicles are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success and to enhance the Company's value for the shareholders' benefit.

    S. Walter Richey, Chair

    Arthur D. Collins, Jr.

    Peter H. Coors

    Robert L. Dryden

    Delbert W. Johnson

    Jerry W. Levin

    Edward J. Phillips

    Paul A. Redmond

EMPLOYMENT CONTRACTS FOR THE NAMED EXECUTIVE OFFICERS

    The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation Table below. Under
Mr. Grundhofer's employment agreement, he will serve as the Chief Executive Officer for a five-year term commencing August 1, 1997, which term will automatically be extended by one year on each anniversary of the commencement date unless either party notifies the other of its intention not to renew the agreement. The employment agreement provides for an annual base salary of at least $840,000 (Mr. Grundhofer's current annual base salary is $900,000), and he is entitled to a performance-based annual bonus. In the event Mr. Grundhofer's employment is terminated by the Company without cause (as defined in the agreement) or by Mr. Grundhofer for good reason (as defined in the agreement), he will receive a lump sum payment equal to three times his base salary and annual bonus; all of his non-vested stock options and restricted stock that would have vested during the remaining term of the employment agreement will immediately vest; and he will be provided certain other enhanced benefits, including an additional three years of service credit (five additional years if his employment is terminated within two years of a change in control) for purposes of computing his retirement benefit under the Supplemental Executive Retirement Plan. The Company also will pay any excise taxes that he may incur as a result of such payments, and any income and excise taxes on such excise tax payments. Certain special provisions apply to the determination and payment of compensation if termination occurs in anticipation of or within 24 months following a change in control. Pursuant to his employment agreement, Mr. Grundhofer is entitled to a minimum annual retirement benefit of $1,000,000 from all of the Company's qualified and non-qualified plans commencing at age 65.

    Under the employment agreements and individual change-in-control severance agreements for Messrs. Heasley, Duim and Zona, each of them will serve as Vice Chairman of the Company for a period of three years beginning August 1, 1997, and each will receive an annual salary and bonus at least equal to the highest annual salary and bonus paid to any other Vice Chairman of the Company.
(Mr. Heasley was promoted to President and Chief Operating Officer on July 21, 1999.) Each of the agreements provides for certain payments in the event the respective employee's employment is terminated by the Company without cause (as defined in the agreement) or by the individual for good reason (as defined in the agreement). With respect to Messrs. Heasley and Zona, the agreements provide for a lump sum payment equal to three times the terminated individual's base salary and annual bonus, accelerated vesting of restricted stock and stock options, certain other enhanced benefits and payment of any excise taxes that may be incurred as a result of such payments, and any income and excise taxes on such excise tax payments. Certain special provisions apply to the determination and payment of compensation if termination occurs in anticipation of or within 24 months following a change in control. The agreements with Mr. Duim provide for substantially similar benefits if his employment is terminated in connection with a change in control of the Company. Otherwise, the agreement with Mr. Duim provides for a lump sum payment equal to the product of (i) the number of months remaining in the term of the agreement divided by 12, multiplied by (ii) annual salary plus the highest actual bonus paid to him in any of the three years prior to the Merger. In addition, Mr. Duim's restricted stock and stock options will immediately vest (except that in the event of termination by him for good reason, 75,000 shares of restricted stock would not vest), he will receive certain other enhanced benefits and the Company will pay any excise taxes that may be incurred as a result of such payments, and any income and excise taxes on such excise tax payments. Messrs. Duim and Zona have announced their retirement effective as of August 2, 2000, and have already relinquished their operating responsibilities at the Company.

    Under Mr. Duff's employment agreement, he will serve as President of U.S. Bancorp Piper Jaffray Companies Inc., a subsidiary of the Company, for a period of three years beginning May 1, 1998, and will receive a base salary and an annual bonus determined on a basis consistent with that used to determine the annual bonus to be paid to peer executives of U.S. Bancorp Piper Jaffray; provided that, his base salary and annual bonus shall not be less than $1.2 million per year. (Mr. Duff became Chief Executive Officer of U.S. Bancorp Piper Jaffray on January 1, 2000, and also serves as Vice Chairman of U.S. Bank, Wealth

Management and Capital Markets.) In the event that Mr. Duff's employment is terminated by the Company without cause (as defined in the agreement) or for reason of Mr. Duff's death, disability or terminal illness, Mr. Duff's agreement provides for a lump sum payment equal to (i) the amount of Mr. Duff's minimum annual compensation earned but not yet paid to him through the date of termination, and (ii) the product of (x) the number of months remaining in Mr. Duff's employment term divided by 12, and (y) Mr. Duff's minimum annual compensation. In addition, a portion of Mr. Duff's restricted stock will vest immediately upon termination and he will receive any other benefits required to be paid or which he is eligible to receive through the date of termination.

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus paid by the Company in 1999 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                           -------------------------------------   -----------------------------------
                                                                                           AWARDS             PAYOUTS
                                                                                   -----------------------   ---------
                                                                                                               LONG-
                                                                                   RESTRICTED   SECURITIES     TERM
                                                                   OTHER ANNUAL      STOCK      UNDERLYING   INCENTIVE
NAME AND                                                           COMPENSATION     AWARD(S)     OPTIONS/     PAYOUTS
PRINCIPAL POSITION                YEAR     SALARY($)   BONUS($)         ($)          ($)(5)      SARS(#)        ($)
------------------              --------   ---------   ---------   -------------   ----------   ----------   ---------
John F. Grundhofer............    1999      895,003      750,000      171,417(3)           0    1,919,317           0
  Chairman of the Board and       1998      840,000    1,500,000      170,674(3)           0      549,616           0
  Chief Executive Officer         1997      787,500    1,764,000      140,946(3)   4,346,875    1,718,145           0

Philip G. Heasley.............    1999      491,683      400,000       11,560(4)           0      512,334           0
  President and Chief             1998      450,000      650,000       10,902(4)           0       92,545           0
  Operating                       1997      429,583      750,000        8,286(4)   6,101,250       34,182           0
  Officer

Gary T. Duim (1)..............    1999      450,015      325,000       13,198(4)           0      130,000           0
  Vice Chairman of U.S.           1998      450,000      650,000       13,104(4)           0            0           0
  Bancorp                         1997      187,500      750,000        2,055(4)   4,346,875      300,000     675,970

Richard A. Zona...............    1999      450,015      325,000       16,394(4)           0      256,703           0
  Vice Chairman of U.S.           1998      450,000      650,000       14,783(4)           0      196,090           0
  Bancorp                         1997      429,583      750,000        9,828(4)   6,101,250      207,666           0

Andrew S. Duff (2)............    1999      202,500    1,645,000          666(4)           0      260,000           0
  Vice Chairman of U.S. Bank,     1998      130,000    1,000,000            0(4)   1,288,754            0           0
  Wealth Management and           1997           --           --           --             --           --          --
  Capital Markets


                                  ALL OTHER
NAME AND                        COMPENSATION
PRINCIPAL POSITION                   ($)
------------------              -------------
John F. Grundhofer............       68,025(6)
  Chairman of the Board and         127,958
  Chief Executive Officer            88,539
Philip G. Heasley.............       14,768(7)
  President and Chief                37,125
  Operating                          28,078
  Officer
Gary T. Duim (1)..............       18,331(7)
  Vice Chairman of U.S.              19,672
  Bancorp                         2,729,968
Richard A. Zona...............       23,808(7)
  Vice Chairman of U.S.              44,304
  Bancorp                            40,536
Andrew S. Duff (2)............       49,106(8)
  Vice Chairman of U.S. Bank,             0
  Wealth Management and                  --
  Capital Markets

------------------------------

(1) Mr. Duim became an employee of the Company following the Merger on August 1, 1997.

(2) Mr. Duff became an employee of the Company following the acquisition of Piper Jaffray Companies Inc. on May 1, 1998. He also serves as Chief Executive Officer of U.S. Bancorp Piper Jaffray, the Company's investment banking subsidiary.

(3) Includes transportation-related expenses of $48,648 in 1999, $55,198 in 1998 and $45,878 in 1997, primarily related to providing personal security for Mr. Grundhofer.

(4) Perquisites that do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for a given Named Executive Officer have been omitted.

(5) Determined by multiplying the market value of the Company's Common Stock on the date of grant by the number of shares awarded. Recipients receive dividends on, and have the right to vote, shares of restricted stock. The Named Executive Officers held shares of restricted stock as of December 31, 1999 with market values as of such date as follows:
    Mr. Grundhofer, 144,543 shares valued at $3,441,930; Mr. Heasley, 159,393 shares valued at $3,795,546; Mr. Duim, 100,000 shares valued at $2,381,250; Mr. Zona, 171,513 shares valued at $4,084,153; and Mr. Duff, 30,965 shares valued at $737,354. Mr. Grundhofer was granted 150,000 shares of restricted stock on August 1, 1997, vesting in equal installments over five years or fully on a change in control, his death or disability, his termination without cause or his resignation for good reason. Mr. Duim was granted 150,000 shares of restricted stock on August 1, 1997, of which 25,000 shares vested on August 1, 1998, 25,000 shares vested on August 1, 1999 and 100,000 shares vest on August 1, 2000, or fully on a change in control, his death or disability, his termination without cause or his resignation for good reason (except that in the event of termination by him for good reason, 75,000 shares of restricted stock would not vest). Messrs. Heasley and Zona were each granted 180,000 shares of restricted stock on November 2, 1997, of which 30,000 shares vested on November 2, 1998, 30,000 shares vested on November 2, 1999, 30,000 shares vest on November 2, 2000, and 90,000 shares vest on November 2, 2001, or fully on a change in control, their death or disability, their termination without cause or their resignation for good reason. Mr. Duff was granted 15,894 shares of restricted stock on May 1, 1998 and 15,071 shares on June 4, 1998, which shares vest three years after the date of grant or fully on a change in control, his death, disability or terminal illness, or his termination without cause. The restricted stock held by the Named Executive Officers also vests on a pro rata basis upon the executive's retirement. As a result, 45,000 shares of Mr. Zona's unvested restricted stock will vest upon his retirement on August 2, 2000.

(6) Includes (a) imputed income in the amount of $20,730 arising from premiums paid by the Company with respect to life insurance for the benefit of Mr. Grundhofer; (b) $40,895 paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), $10,000 of which was applied to Mr. Grundhofer's account in the Savings Plan and $30,895 of which was paid in cash; and (c) a matching contribution made by the Company to Mr. Grundhofer's Savings Plan account in the amount of $6,400.

(7) Includes (a) amounts paid pursuant to the Company's flexible compensation program (net of amounts used to purchase benefits), as follows:
    Mr. Heasley, $8,368 (all of which was applied to his account in the Savings
    Plan); Mr. Duim, $11,931 ($10,000 of which was applied to his account in the Savings Plan and $1,931 of which was paid in cash); Mr. Zona, $17,408 ($10,000 of which was applied to his account in the Savings Plan and $7,408 of which was paid in cash); and (b) matching contributions made by the Company to Messrs. Heasley's, Duim's, and Zona's Savings Plan accounts in the amount of $6,400 each.

(8) Represents a cash payment in lieu of a profit sharing contribution to the former Piper Jaffray 401(k) plan for the portion of Mr. Duff's share of the calculated profit sharing contribution that was in excess of IRS limitations. (The Piper Jaffray 401(k) plan was merged into the Savings Plan in 1999.)

STOCK OPTIONS

    The following tables summarize stock option grants and exercises during 1999 to or by the Named Executive Officers and the values of options granted during 1999 and held by such persons at the end of 1999.

               OPTION/SAR GRANTS IN YEAR ENDED DECEMBER 31, 1999

                                                     INDIVIDUAL GRANTS
                                   ------------------------------------------------------

                                     NUMBER OF      % OF TOTAL
                                    SECURITIES     OPTIONS/SARS    EXERCISE
                                    UNDERLYING      GRANTED TO      OR BASE
                                   OPTIONS/SARS    EMPLOYEES IN      PRICE     EXPIRATION
NAME                                GRANTED (#)     FISCAL YEAR    ($/SHARE)      DATE
----                               -------------   -------------   ---------   ----------
John F. Grundhofer...............    1,520,000(1)                   37.1250     04/20/09
                                       133,230(2)                   36.8125     08/01/07
                                       266,087(2)                   34.4375     12/19/06
                                     ---------
                                     1,919,317          4.1%

Philip G. Heasley................      500,000(1)                   37.1250     04/20/09
                                        12,334(2)                   32.4375     12/19/06
                                     ---------
                                       512,334          1.1%

Gary T. Duim.....................      130,000(1)       0.3%        37.1250     04/20/09

Richard A. Zona..................      150,000(1)                   37.1250     04/20/09
                                       106,703(2)                   32.4375     12/19/06
                                     ---------
                                       256,703          0.5%

Andrew S. Duff...................      260,000(1)       0.6%        37.1250     04/20/09

                                           POTENTIAL REALIZABLE VALUE AT
                                           ASSUMED ANNUAL RATES OF STOCK
                                        PRICE APPRECIATION FOR OPTION TERM
                                   ---------------------------------------------
                                           5%($)                  10%($)
                                   ---------------------   ---------------------
                                    STOCK                   STOCK
NAME                                PRICE       VALUE       PRICE       VALUE
----                               --------   ----------   --------   ----------
John F. Grundhofer...............   60.47     35,484,400    96.29     89,930,800
                                    55.03      2,427,118    80.74      5,852,461
                                    48.84      3,832,318    68.14      8,967,797

Philip G. Heasley................   60.47     11,672,500    96.29     29,582,500
                                    46.02        167,527    64.25        392,375

Gary T. Duim.....................   60.47      3,034,850    96.29      7,691,450
Richard A. Zona..................   60.47      3,501,750    96.29      8,874,750
                                    46.02      1,449,293    64.25      3,394,489

Andrew S. Duff...................   60.47      6,069,700    96.29     15,382,900

------------------------

(1) These options were granted on April 20, 1999 and vest as to 100% of the shares on April 20, 2004; provided that, vesting as to one-third of the shares is subject to acceleration to October 1, 2001 if the Company satisfies certain performance criteria for calendar year 2000, and vesting as to an additional one-third of the shares is subject to acceleration to October 1, 2002 if the Company satisfies certain performance criteria for calendar year 2001. If the optionee terminates employment due to disability or retirement, the option remains in effect as if termination of employment had not occurred. These options also become fully exercisable upon the executive's death, in certain circumstances upon a change in control, and, in the case of Messrs. Grundhofer, Heasley and Zona, upon their termination without cause or resignation for good reason. The options are nontransferable except to family members or family trusts or partnerships, and contain a reload feature as described in footnote (2) below.

(2) Represent reload stock options. Optionees who are active employees may tender previously acquired shares of the Company's Common Stock in payment of the exercise price of a stock option and may tender previously acquired shares or request the Company to withhold sufficient shares to pay the taxes arising from the exercise. These options are reload stock options to purchase the number of shares thus tendered and/or withheld. The reload option has an exercise price equal to the closing price of the Common Stock on the date of exercise of the base option, is first exercisable six months from such date and expires on the scheduled expiration date of the base option. All reload options become fully exercisable in certain circumstances upon a change in control of the Company, and are nontransferable except to family members or family trusts or partnerships.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                          NUMBER OF SECURITIES
                                                 SHARES                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                ACQUIRED                     OPTIONS/SARS AT           THE-MONEY OPTIONS/SARS
                                                   ON        VALUE             12/31/99(#)                AT 12/31/99($)(1)
                                                EXERCISE   REALIZED    ---------------------------   ---------------------------
NAME                                              (#)       ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            --------   ---------   -----------   -------------   -----------   -------------
John F. Grundhofer............................  884,471    9,646,276    1,116,088      2,086,087             0           0
Philip G. Heasley.............................  120,000    1,097,700      123,280        512,334             0           0
Gary T. Duim..................................        0            0      247,880        230,000       601,492           0
Richard A. Zona...............................  198,140    1,801,583      196,090        256,703             0           0
Andrew S. Duff................................        0            0       70,188        260,000       463,644           0

------------------------

(1) Based upon the difference between the per-share option exercise price and the market value of the Common Stock at the applicable measurement date.

RETIREMENT PLANS

    All of the Named Executive Officers participate in the Company's retirement plans, the terms of which are summarized below.

CASH BALANCE PENSION PLAN

    Effective July 1, 1986, the Company adopted a career average pay defined benefit pension plan, now known as the "Cash Balance Pension Plan" (the "Cash Balance Plan"). Essentially all full-time employees of the Company and its subsidiaries are eligible to participate in the Cash Balance Plan, and as of January 1, 2000, 31,433 employees were participating. Under the terms of the Cash Balance Plan, a separate "account" is maintained for each participating employee. In 1999, the Cash Balance Plan provided for pay-based credits to the account of each participant of 4% of the participant's eligible compensation, plus 4% of the participant's eligible compensation in excess of the Social Security taxable wage base for the year. For this purpose, eligible compensation includes wages for federal tax withholding purposes, pre-tax contributions to the Savings Plan and flexible spending accounts, and income resulting from the vesting of restricted stock, but excludes income arising from the exercise of stock options, reimbursement for expenses, expense allowances, short-term and long-term disability payments, and imputed income items. Investment credits are also determined for such accounts based on the participant's investment election. In addition, the Cash Balance Plan provides certain special additional credits for the accounts of certain eligible participants who had at least five years of service as of January 1, 1986, and had a total age plus years of service equal to 50 or greater. At the time of normal or early retirement, the accumulated account of the participant is converted into one of several available forms of lifetime annuities or is distributed in a single lump sum to the participant. In the event of the death of the participant, the account balance is payable to the participant's survivors. Plan benefits become 100% vested after five years of service, subject to accelerated vesting under certain circumstances in connection with a change in control of the Company.

    Effective January 1, 1999, if it produces a greater benefit, participants receive a benefit from the Cash Balance Plan based on an alternative minimum benefit formula in lieu of the benefit based on their account. The minimum benefit is up to two times the participant's final five-year average eligible compensation, plus an additional two times final five-year average compensation that exceeds the Social Security taxable wage base in the year the participant's employment ends. For this purpose, eligible compensation is determined in the same manner as described for the Cash Balance Plan. The full minimum benefit is reduced for employees who terminate their employment before age 65, commence their benefit before age 65 or complete less than 20 years of service. The reduction is based on several factors, including age at retirement, years of service at retirement and potential total years of service with the Company at retirement. For employees of U.S. Bancorp Piper Jaffray Inc., a subsidiary of the Company, years of service are counted from the date they entered the plan (January 1, 1999 or later) while their total projected service is based on their original hire date with U.S. Bancorp Piper Jaffray. For certain former participants in the Old USB Retirement Plan and the West One Bancorp Retirement Plan, which were merged into the Cash Balance Plan on December 31, 1998, the formula uses a multiple of three and one-half, instead of two. For such employees, the full minimum benefit is reduced if the employee terminates his or her employment before age 62, commences his or her benefit before age 65 or completes less than 35 years of service.

DEFINED BENEFIT EXCESS PLAN

    The Company maintains an unfunded deferred compensation plan known as the Defined Benefit Excess Plan to provide retirement benefits that would have been provided under the Cash Balance Plan but for the voluntary deferral of compensation under a non-qualified deferred compensation plan and certain limitations established under the Code and the Cash Balance Plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company's Supplemental Executive Retirement Plan (the "SERP") is available to certain executives with not less than five years of service at the time of termination of employment or death. The five-year service requirement does not apply, however, under certain circumstances involving a change in control of the Company. The SERP generally provides retirement benefits at age 65 equal to 55% of an executive's "Final Average Compensation" (except that, pursuant to his employment agreement, Mr. Grundhofer is entitled to 57.5% of his Final Average Compensation). Final Average Compensation is the average base salary and annual incentive award during the executive's last three years of employment. Such compensation is substantially similar to the comparable compensation reflected in the Summary Compensation Table. Executives receive credit for an additional five years of service at age 60 and may receive retirement benefits after age 60 that are equal to the actuarial equivalent present value of the retirement benefit that would be payable at age 65 (except that, pursuant to his employment agreement, Mr. Grundhofer shall be fully vested at age 60, with no actuarial or other reduction for retirement prior to age 65 but after age 60, but with a reduction for commencement of benefits prior to age
65). Payments under the SERP are reduced by other sources of retirement income, including benefits under the Cash Balance Plan, the Defined Benefit Excess Plan, a portion of Social Security benefits and estimated benefits provided by other employers. Lesser benefits are available in the event of termination prior to age 65. The SERP provides for payment of benefits in the form of a single lump sum or an annuity. Under certain circumstances in connection with a change in control of the Company, a participant who has not yet begun to receive payment of benefits under the SERP may elect to receive a distribution of the entire SERP benefit, subject to a 5% forfeiture of benefits.

    The aggregate benefits payable under the SERP at age 65 to the Named Executive Officers (other than Mr. Duff, who does not participate in the SERP) will be based on the executive's Final Average Compensation during his last three years of employment (unless the minimum benefit formula under the Cash Balance Plan and Defined Benefit Excess Plan produces a greater benefit, as described above). The table below shows estimated retirement benefits payable under all retirement plans, based on a 55% SERP benefit in terms of a single life annuity payable at age 65. As of December 31, 1999, Messrs. Grundhofer and Heasley were credited with 14 and 13 years of service under the SERP, respectively, and had Final Average Compensation of $2,148,000 and $1,038,000, respectively. Mr. Grundhofer's aggregate accrued retirement benefit payable at age 65 as of December 31, 1999 was $1,037,000, based on a 57.5% SERP benefit. Based upon a number of assumptions, including retirement at age 65, the estimated value of the annual annuity payment Messrs. Grundhofer and Heasley would be entitled to receive upon retirement would be $1,421,000 and $1,572,000, respectively. Mr. Zona has announced his retirement effective as of August 2, 2000, at which time the estimated value of the annual annuity payment he would be entitled to receive would be $277,000. Mr. Duff's projected retirement benefits are determined under the Cash Balance Plan and Defined Benefit Excess Plan. Based upon a number of assumptions, including retirement at age 65, the estimated value of the annual annuity payment Mr. Duff would be entitled to receive upon retirement would be $730,000. Projected retirement benefits for Mr. Duim are discussed below under "Old USB Retirement Plans."

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                     YEARS OF SERVICE
FINAL AVERAGE           ---------------------------------------------------------------------------
COMPENSATION                10           15           20           25           30           35
------------            ----------   ----------   ----------   ----------   ----------   ----------
     $  500,000         $  150,092   $  196,492   $  228,092   $  249,092   $  262,642   $  262,642
        650,000            198,827      259,147      300,227      327,527      345,142      345,142
        800,000            247,562      321,802      372,362      405,962      427,642      427,642
        950,000            296,297      384,457      444,497      484,397      510,142      510,142
      1,100,000            345,032      447,112      516,632      562,832      592,642      592,642
      1,250,000            393,767      509,767      588,767      641,267      675,142      675,142
      1,400,000            442,502      572,422      660,902      719,702      757,642      757,642
      1,550,000            491,237      635,077      733,037      798,137      840,142      840,142
      1,700,000            539,972      697,732      805,172      876,572      922,642      922,642
      1,850,000            588,707      760,387      877,307      955,007    1,005,142    1,005,142
      2,000,000            637,442      823,042      949,442    1,033,442    1,087,642    1,087,642
      2,150,000            686,177      885,697    1,021,577    1,111,877    1,170,142    1,170,142
      2,300,000            734,912      948,352    1,093,712    1,190,312    1,252,642    1,252,642
      2,450,000            783,647    1,011,007    1,165,847    1,268,747    1,335,142    1,335,142
      2,600,000            832,382    1,073,662    1,237,982    1,347,182    1,417,642    1,417,642
      2,750,000            881,117    1,136,117    1,310,117    1,425,617    1,500,142    1,500,142
      2,900,000            929,852    1,198,972    1,382,252    1,504,052    1,582,642    1,582,642
      3,050,000            978,587    1,261,627    1,454,387    1,582,487    1,665,142    1,665,142
      3,200,000          1,027,322    1,324,282    1,526,522    1,660,922    1,747,642    1,747,642
      3,350,000          1,076,057    1,386,937    1,598,657    1,739,357    1,830,142    1,830,142
      3,500,000          1,124,792    1,449,592    1,670,792    1,817,792    1,912,642    1,912,642
      3,650,000          1,173,527    1,512,247    1,742,927    1,896,227    1,995,142    1,995,142

OLD USB RETIREMENT PLANS

    Pursuant to the Old USB Supplemental Benefits Plan (the "Supplemental Plan"), Mr. Duim would receive an enhanced retirement benefit in addition to that payable under the Cash Balance Plan. His enhanced retirement benefit will depend on his years of benefit service upon retirement and will equal a fraction (2.75% multiplied by the number of years of benefit service, up to a maximum of 55%) multiplied by his "Highest Average Compensation," reduced for termination prior to age 62. Highest Average Compensation is the average during the five consecutive calendar years out of the last 10 years for which compensation was highest. For this purpose, compensation includes total deferred and non-deferred base pay and bonus earned with respect to a calendar year plus net amounts payable under the flexible benefit plans. Such compensation is substantially similar to the comparable compensation reflected in the Summary Compensation Table. Benefits are paid in the form of an annuity.

    Mr. Duim has announced his retirement effective as of August 2, 2000. Under the terms of his employment agreement, he will receive retirement benefits under the Cash Balance Plan and either the Company's current non-qualified retirement plans or the Supplemental Plan, whichever is greater. Based on the current plan provisions, the benefits under the Supplemental Plan are greater. As of August 2, 2000, the estimated value of the annual annuity payment Mr. Duim would be entitled to receive under the Cash Balance Plan and the Supplemental Plan would be $242,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, the following individuals served as members of the Compensation and Human Resources Committee: Arthur D. Collins, Jr., Peter H. Coors, Robert L. Dryden, Delbert W. Johnson, Richard L. Knowlton, Jerry W. Levin, Edward J. Phillips, Paul A. Redmond and S. Walter Richey. Banking and broker/dealer subsidiaries of the Company engaged in loan transactions with members of the Compensation and Human Resources Committee and one or more of their affiliates during 1999. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                         COMPARATIVE STOCK PERFORMANCE

    Set forth below are line graphs comparing the cumulative total shareholder return on the Company's Common Stock over a five-year and a ten-year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the Keefe, Bruyette & Woods 50 Bank Index over the same periods, assuming the investment of $100 in each on December 31, 1994 and December 31, 1989, respectively, and the reinvestment of all dividends. The Keefe, Bruyette & Woods 50 Bank Index is a market capitalization-weighted total return index of the 50 largest U.S. banks, including all money center and most major regional banks, published by Keefe, Bruyette & Woods, Inc. The first graph provides a five-year history of shareholder return. The Company believes that the second graph, which provides a ten-year history, is useful in evaluating the Company's performance during the tenure of Mr. Grundhofer and his senior management team.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      U.S. BANCORP  KBW 50 BANK INDEX  S&P 500 INDEX
1994           100                100            100
1995           154                160            137
1996           218                227            169
1997           365                331            225
1998           354                359            289
1999           243                346            350

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      U.S. BANCORP  KBW 50 BANK INDEX  S&P 500 INDEX
1989           100                100            100
1990            83                 72             97
1991           159                114            126
1992           193                145            136
1993           217                153            150
1994           243                145            152
1995           375                232            209
1996           529                329            257
1997           886                480            342
1998           858                520            439
1999           591                502            533

                              CERTAIN TRANSACTIONS

STOCK REPURCHASES

    During 1999 and as part of its authorized stock repurchase program, the Company purchased shares of its Common Stock held by certain executive officers as follows: (i) 18,800 shares for an aggregate purchase price of $601,600 on July 29, and 16,575 shares for an aggregate purchase price of $602,916 on November 1 from Mr. Heasley; (ii) 93,737 shares for an aggregate purchase price of $3,087,462 on July 23, 156,785 shares for an aggregate purchase price of $5,176,748 on August 17, 23,299 shares for an aggregate purchase price of $755,761 on October 18, 72,663 shares for an aggregate purchase price of $2,506,874 on October 25, and 19,065 shares for an aggregate purchase price of $695,873 on November 1 from Mr. Zona; (iii) 25,000 shares for an aggregate purchase price of $826,563 on October 19 from a family trust of which Mr. Duim is a beneficiary; and (iv) 30,000 shares for an aggregate purchase price of $1,033,125 on October 22, and 3,500 shares for an aggregate purchase price of $129,719 on October 28 from a family trust of which Mr. Grundhofer is a beneficiary. Shares repurchased in these transactions were purchased at fair market value based on the current market price of the Common Stock on the NYSE on the date of the transaction.

LOANS TO MANAGEMENT

    During 1999, the Company and its banking and broker/dealer subsidiaries engaged in loan transactions with certain of the Company's Directors, executive officers and one or more of their affiliates. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

    Under the Company's stock option loan program, Directors and employees holding stock options are eligible to receive loans from the Company to be used for the exercise of stock options. Loans bear interest at the applicable federal rate in effect at the time the loan is made. The following table shows as to the Company's Directors and executive officers: (i) the outstanding balances of stock option loans, if any, as of December 31, 1999, (ii) the largest outstanding balances of such loans at any time during 1999, and (iii) the applicable rate of interest.

                               STOCK OPTION LOANS

                                                 STOCK OPTION LOAN   MAXIMUM BALANCE OF   STOCK OPTION
                                                    BALANCE AT       STOCK OPTION LOAN    LOAN INTEREST
                                                 DECEMBER 31, 1999      DURING 1999           RATE
                                                 -----------------   ------------------   -------------
John F. Grundhofer.............................     $  405,861           $  405,861           5.80%
Philip G. Heasley..............................      1,127,428            1,127,428           6.98%
Philip G. Heasley..............................        410,240              410,240           6.98%
Philip G. Heasley..............................      1,579,107            1,579,107           5.80%
Philip G. Heasley..............................      3,315,339            3,315,339           6.39%
Philip G. Heasley..............................      4,206,986            4,206,986           4.46%
Philip G. Heasley..............................      2,828,400            2,828,400           5.93%
Susan E. Lester................................         75,000              294,186           5.84%
Lee R. Mitau...................................        209,876              209,876           6.28%
Peter E. Raskind...............................              0               57,993           4.94%
Peter E. Raskind...............................              0               25,866           4.94%
Peter E. Raskind...............................              0               36,442           4.94%
Peter E. Raskind...............................              0              720,509           5.61%
Daniel C. Rohr.................................      1,540,556            1,818,499           6.32%
Daniel C. Rohr.................................      1,680,027            1,984,126           6.24%
Daniel C. Rohr.................................      2,180,751            2,180,751           5.21%
Robert H. Sayre................................        228,716              228,716           7.21%
Robert H. Sayre................................      1,417,870            1,417,870           4.66%
Richard A. Zona................................              0              572,013           5.47%
Richard A. Zona................................              0              571,446           6.39%

                             SHAREHOLDER PROPOSALS

    In order for shareholder proposals for the 2001 Annual Meeting to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Minneapolis, Minnesota, on or before November 16, 2000. If a shareholder desires to bring business before the Annual Meeting that is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, written notice of such business, as prescribed in the Company's Bylaws, must be received by the Company at its principal office on or before November 16, 2000. If the Company does not receive timely notice, such business will be excluded from consideration at the meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary voting authority of the named proxies in connection with such shareholder business.

PROPOSAL IV. ANNUAL ELECTION OF DIRECTORS

    Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, (303) 355-1199, the owner of 7,966 shares of Common Stock, has advised the Company that he plans to introduce the following resolution at the Annual Meeting:

    "That the shareholders of U.S. Bancorp, assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections also be on an annual basis."

The reasons given by the shareholder for such resolution are as follows:

    "Last year, the owners of 250,068,474 shares, 46.5% of the shares represented in the meeting, voted in favor of this proposal, showing increased awareness of its importance.

    Shareholders of COLORADO NATIONAL BANKSHARES, INC., the former U.S. BANCORP, BANK OF COMMERCE, and WESTERN BANCORP elected all of their directors annually. The shareholders of U.S. BANCORP should not be excepted.

    In a past meeting, the proponent noted that a consideration of a merger was the voting rights and that Wells Fargo had one year terms for its directors. (Subsequently, Wells Fargo merged with Norwest which also had one year terms for its directors.)

    Also, it is significant that the shareholders of Chase Manhattan received one year terms for their directors upon the merger with Chemical Bank.

    Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprises, Westinghouse, are among many corporations replacing three year terms with the annual election of all directors.

    Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

       'the current Board of Directors... does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of stockholders are not currently served by maintaining a classified board....'

    These actions have increased shareholder voting rights by 300%--and, at no cost to the shareholders.

    The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

    If you agree, please vote FOR this proposal. If your proxy card is unmarked, your shares will be automatically voted 'against' this proposal."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

    In 1986, the shareholders of the Company decided, by a vote at the Annual Meeting, to amend the Company's Certificate of Incorporation to divide the Board of Directors into three classes, with approximately one-third of the Directors elected each year for a three-year term. The Board continues to believe that a "staggered" Board of Directors provides important benefits to both the Company and its shareholders. The Board believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the Directors will have prior experience as Directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. The Board believes that the continuity and quality of leadership promoted by a staggered Board helps create long-term value for the shareholders of the Company.

    Additionally, the Board believes that the staggered election approach affords the Company valuable protection against an inadequate unsolicited proposal to take over the Company. In the event of a hostile takeover, the fact that at least two shareholders' meetings generally will be required to effect a change in control of the Board of Directors may encourage the person seeking to obtain control of the Company to initiate arm's length discussions with management and the Board. This will assist management and the Board in seeking to assure that if a transaction is negotiated, it is on the most favorable terms for the shareholders of the Company.

    Approval of the proposal would not in itself declassify the Board of Directors. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to end the staggered system of electing Directors. Declassification of the Board would require an amendment to the Company's Restated Certificate of Incorporation. The Company's Restated Certificate of Incorporation requires the affirmative vote of 80% of the outstanding shares of the Company's Common Stock to approve the amendment.

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of the shareholder proposal regarding the annual election of all Directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST APPROVAL OF THE PROPOSAL REGARDING THE ANNUAL ELECTION OF ALL DIRECTORS. PROXIES WILL BE VOTED AGAINST THE SHAREHOLDER PROPOSAL UNLESS OTHERWISE SPECIFIED.

                                 OTHER MATTERS

    In accordance with the requirements for advance notice described under "Shareholder Proposals" above, no other proposals of shareholders will be presented at the Annual Meeting, and the Board of Directors does not know of any other matters that may be presented for consideration at the meeting. If any other matters are properly brought before the meeting, one or more of the named proxies will vote the shares represented by such proxy upon such matters as determined in their discretion.

                                          By Order of the Board of Directors

                                          /s/ Lee R. Mitau

                                          Lee R. Mitau
                                          SECRETARY

Dated: March 16, 2000

            LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

                                     [LOGO]

                  U.S. Bancorp Annual Meeting of Shareholders
                    Wednesday, April 19, 2000, at 2:00 p.m.
                         Minneapolis Convention Center
                            1301 Second Avenue South
                             Minneapolis, Minnesota

    IF YOU ARE A REGISTERED SHAREHOLDER, AN ADMISSION TICKET IS PRINTED ON THE LOWER PORTION OF THE PROXY CARD, AND YOU SHOULD BRING IT WITH YOU TO THE MEETING.

    BENEFICIAL OWNERS OF COMMON STOCK HELD IN STREET NAME BY A BROKER OR BANK WILL NEED PROOF OF OWNERSHIP TO BE ADMITTED TO THE MEETING. A RECENT BROKERAGE STATEMENT OR LETTER FROM THE BROKER OR BANK ARE EXAMPLES OF PROOF OF OWNERSHIP.

    Parking will be available for shareholders at the Plaza Municipal, Orchestra Hall, Hilton Hotel or Leamington ramps beginning one hour before the start of the meeting. Shareholders can request a parking voucher at the meeting.

      Please mark your
 /x/  votes as in this
      example.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1,2 AND 3.

                     VOTE FOR            WITHHOLD
                  all nominees           AUTHORITY
                (except as marked     to vote for all
              to the contrary below)     nominees

1.  Election of         / /                 / /
    Directors

    The nominees for Director are: 01. Harry L. Bettis
    02. Peter H. Coors 03. Joshua Green III
    04. Paul A. Redmond 05. S. Walter Richey

To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

-------------------------------------------------------------------------------

                                    FOR      AGAINST     ABSTAIN
2.  Approve the Executive
    Incentive Plan                  / /        / /         / /

3.  Ratify the selection of the
    firm of Ernst & Young LLP       / /        / /         / /
    as independent auditors

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "AGAINST" PROPOSAL 4.

                                    FOR      AGAINST     ABSTAIN
4.  Shareholder Proposal-
    Annual Election of Directors    / /        / /         / /

Will attend Annual Meeting.         / /

Comments and/or change of
address on reverse side.            / /



SIGNATURE(S)                                                    DATE      , 2000
             ------------------------  -------------------------    ------

Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign. If signed by an attorney, executor, guardian or in some other capacity or as officer of a corporation, please add title as such. UNLESS VOTING BY TELEPHONE OR THROUGH THE INTERNET, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                              FOLD AND DETACH HERE

 [LOGO]


                          VOTE BY TELEPHONE OR INTERNET
                             FAST - EASY - IMMEDIATE

U.S. Bancorp encourages you to take advantage of two cost-effective and convenient ways to vote your shares. You may vote your shares 24 hours a day, 7 days a week, either using a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note that all votes by telephone or through the Internet must be received by 12:00 p.m. midnight (EDT) on April 18, 2000.

TO VOTE BY PHONE:      CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-779-8683

                       You will be asked to enter the Control Number printed in the box above, just below the perforation. Then simply follow the instructions.

TO VOTE BY INTERNET:   GO TO THE WEB SITE ADDRESS: www.eproxyvote.com/usb

                       You will be asked to enter the Control Number printed in the box above, just below the perforation. Then simply follow the instructions. You may also indicate if you would like to receive future proxy materials through the Internet. (As with all Internet usage, the user must pay all access fees and telephone charges.)

TO VOTE BY MAIL:       Simply mark, sign, and date your proxy card and return
                       it in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

                       YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

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P  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF U.S. BANCORP.

R The undersigned, having received the Notice of Annual Meeting and Proxy Statement, revoking any proxy previously given, hereby appoint(s) Susan E.
O Lester and Lee R. Mitau as proxies (each with power to act alone and with full power of substitution) to vote as directed all shares the undersigned
X is (are) entitled to vote at the U.S. Bancorp 2000 Annual Meeting of Shareholders and authorize(s) each to vote in his or her discretion upon
Y such other business as may properly come before the meeting, or any adjournment or postponement thereof. IF THIS SIGNED PROXY CARD CONTAINS
   NO SPECIFIC VOTING INSTRUCTIONS, MY (OUR) SHARES WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSALS 2 AND 3, "AGAINST" PROPOSAL 4, AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.

   Comments and/or Change of Address

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   UNLESS VOTING BY TELEPHONE OR THROUGH THE INTERNET, PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
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                              FOLD AND DETACH HERE


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                                ADMISSION TICKET
                      (Present this ticket at the meeting.)

                   U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

                     WEDNESDAY, APRIL 19, 2000, AT 2:00 P.M.
                          MINNEAPOLIS CONVENTION CENTER
                            1301 SECOND AVENUE SOUTH
                             MINNEAPOLIS, MINNESOTA

       Shareholder Name(s):_________________________________________________
                            (Please print exactly as your name(s) appear(s)
                             on the proxy card.)


         Please refer to the map on the back cover of the Proxy Statement for the location of the Annual Meeting and parking information.

Appendix to Proxy Statement of U.S. Bancorp dated March 16, 2000


                               FIRST BANK SYSTEM, INC.

                               EXECUTIVE INCENTIVE PLAN

                  (including amendments effective February 19, 1997)


1. ESTABLISHMENT. On February 15, 1995, the Board of Directors of FIRST BANK SYSTEM, INC., upon recommendation by the Compensation and Human Resources Committee of the Board of Directors, approved an executive incentive plan for executives as described herein, which plan shall be known as the "FIRST BANK SYSTEM, INC. EXECUTIVE INCENTIVE PLAN." This plan shall be submitted for approval by the stockholders of First Bank System, Inc. at the 1995 Annual Meeting of Stockholders. This Plan shall become effective as of January 1, 1995, subject to its approval by the stockholders, and no benefits shall be issued pursuant thereto until after this Plan has been approved by the stockholders.

2. PURPOSE. The purpose of this Plan is to advance the interests of First Bank System, Inc. and its stockholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

3. DEFINITIONS. When the following terms are used herein with initial capital letters, they shall have the following meanings:

       3.1 BASE SALARY - a Participant's annualized base salary, as determined by the Committee, as of the last day of a Performance Period.

       3.2 CODE - the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

       3.3 COMMITTEE - the Compensation and Human Resources Committee of the Board of Directors of the Company designated by such Board to administer the Plan which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an "outside director" within the meaning of Section 162(m) of the Code.

       3.4 COMPANY - First Bank System, Inc. a Delaware corporation, and any of its subsidiaries or affiliates, whether now or hereafter established.

       3.5 MAXIMUM AWARD - a dollar amount equal to thirty-five one-hundredths of one percent (0.35%) of the Company's Operating Earnings for the Performance Period.

       3.6 OPERATING EARNINGS - the Company's net income computed in accordance with generally accepted accounting principles as reported in the Company's consolidated financial statements for the applicable performance Period, adjusted to determine (1) the cumulative affect of changes in generally accepted accounting principles; (2) gains and losses from discontinued operations; (3) extraordinary gains or losses; and (4) any other unusual or nonrecurring gains or losses which are separately identified and quantified in the Company's financial statements, including merger related charges.

       3.7 PARTICIPANT - any executive officer of the Company who is also an "officer" within the meaning of Section 16(a) of the Securities Exchange Act of 1934 and who is designated by the Committee, as provided for herein, to participate with respect to a Performance Period as a participant in this Plan. Directors of the company who are not also employees of the Company are not eligible to participate in the Plan.

       3.8 PERFORMANCE THRESHOLD - the preestablished, objective performance goals selected by the Committee with respect to each Performance Period and which shall be based solely on ROA.

       3.9 PERFORMANCE PERIOD - each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company's fiscal year.

       3.10   PLAN - this FIRST BANK SYSTEM, INC. EXECUTIVE INCENTIVE PLAN.

       3.11 RETURN ON ASSETS OR ROA - a percentage computed as the Company's Operating Earnings for its fiscal year divided by the Company's consolidated total average assets for such fiscal year. The Company's Return on Assets shall be computed in accordance with generally accepted accounting principles, as in effect from time to time, as reported in the Company's consolidated financial statements for the applicable Performance period, adjusted in the same fashion that Operating Earnings are to be adjusted as provided in Section 3.6 hereof.

       3.12 TARGET AWARD - a percentage, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

4.     ADMINISTRATION.

       4.1 POWER AND AUTHORITY OF COMMITTEE. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable laws, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.

       4.2 DETERMINATIONS MADE PRIOR TO EACH PERFORMANCE PERIOD. At any time ending on or before the 90th day of each Performance Period, the Committee shall:

              (a) designate all Participants and their Target Awards for such Performance Period; and

              (b) establish one or more Performance Thresholds (including a minimum level of achievement), based solely on ROA.

       4.3 CERTIFICATION. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing the Company's Operating Earnings and ROA for that Performance Period and certify as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based.

       4.4 STOCKHOLDER APPROVAL. The material terms of this Plan shall be disclosed to and approved by stockholders of the Company in accordance with
Section 162(m) of the Code. No amount shall be paid to any Participant under this Plan unless such stockholder approval has been obtained.

5.     INCENTIVE PAYMENT.

       5.1 FORMULA. Each Participant shall receive a bonus payment for each Performance Period in an amount not greater than:

              (a) the Participant's Base Pay for the Performance Period, multiplied by

              (b)    the Participant's Target Award for the Performance Period;

provided, however, that in the event that the Company's ROA for a Performance Period is equal to or in excess of a designated Performance Threshold for that

Performance Period, then each Participant shall be entitled to a bonus payment for that Performance Period which is not greater than the Maximum award for that Performance Period.

       5.2    LIMITATIONS.

              (a) MINIMUM ROA ACHIEVEMENT. In no event shall any Participant receive any payment hereunder unless the Company's ROA for a Performance Period is at least equal to a minimum percentage as determined by the Committee for that Performance Period.

              (b) DISCRETIONARY REDUCTION. The Committee shall retain sole and full discretion to reduce by any amount the incentive payment otherwise payable to any Participant under this Plan.

              (c) CONTINUED EMPLOYMENT. Except as otherwise provided by the Committee, no incentive payments under this Plan with respect to a Performance Period shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Period.

              (d) MAXIMUM PAYMENTS. No Participant shall receive a payment under this Plan for any Performance Period in excess of the Maximum Award for that Performance Period.

6.     BENEFIT PAYMENTS.

       6.1 TIME AND FORM OF PAYMENTS. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in a single lump sum cash payment as soon as administratively feasible upon the completion of a Performance Period, after the Committee has certified that the Company Performance Threshold has been attained, determined the Maximum Award for that Performance Period and made the other certifications provided for in Section 4.3 hereof.

       6.2 NONTRANSFERABILITY. Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

       6.3 TAX WITHHOLDING. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding o other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

7. AMENDMENT AND TERMINATION; ADJUSTMENTS. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

              (a) AMENDMENTS TO THE PLAN. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

              (b) CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

8.     MISCELLANEOUS.

       8.1 EFFECTIVE DATE. This Plan shall be deemed effective, subject to stockholder approval, as of January 1, 1995.

       8.2 HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

       8.3 APPLICABILITY TO SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

       8.4 EMPLOYMENT RIGHTS AND OTHER BENEFIT PROGRAMS. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant's employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This

Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant's compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

       8.5 NO TRUST OR FUND CREATED. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

       8.6 GOVERNING LAW. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

       8.7 SEVERABILITY. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

       8.8 QUALIFIED PERFORMANCE-BASED COMPENSATION. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to quality all compensation paid hereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.